SCHEDULE 14A

(Rule 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

(Amendment No.    )

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☒	Definitive Proxy Statement

☐	Definitive Additional Materials

☐	Soliciting Material Under Rule 14a-12

United Financial Bancorp, Inc.
(Name of Registrant as Specified in Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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June 26, 2014

Dear Shareholder:

You are cordially invited to attend the annual meeting of shareholders of United Financial Bancorp, Inc. (the “Company”). The meeting will be held at Maneeley’s Banquet, Catering & Conference Center, 65 Rye Street, South Windsor, Connecticut, 06074 on Tuesday, August 5, 2014 at 10:00 a.m.

At the Annual Meeting you will be asked to: (1) elect three Directors; (2) consider and approve an advisory (non-binding) proposal on the Company’s executive compensation; (3) ratify the appointment of Wolf & Company, P.C. as our independent auditors for the current year; and (4) transact such other business as may properly come before the Annual Meeting or any adjournments thereof.

The Board of Directors unanimously recommends that you vote FOR the election of the Board’s nominees for election as Directors; FOR the pay package; and FOR the ratification of Wolf & Company, P.C. as our independent auditors. We encourage you to read the accompanying Proxy Statement, which provides information regarding United Financial Bancorp, Inc. (formerly Rockville Financial, Inc.) and the matters to be voted on at the Annual Meeting. We have also enclosed a copy of our 2013 Annual Report to Shareholders, which includes Rockville Financial, Inc.’s Annual Report to the SEC on Form 10-K for the year ended December 31, 2013.

It is important that your shares are represented at this meeting, whether or not you attend the meeting in person and regardless of the number of shares you own. To make sure your shares are represented, we urge you to complete and mail the enclosed proxy card. If you attend the meeting, you may vote in person even if you have previously voted.

We look forward to seeing you at the meeting.

Sincerely,

/s/ William H. W. Crawford, IV
William H. W. Crawford, IV
Chief Executive Officer

UNITED FINANCIAL BANCORP, INC.

45 Glastonbury Boulevard, Glastonbury, CT 06033

860-291-3600

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

TO BE HELD AUGUST 5, 2014

NOTICE IS HEREBY GIVEN that the 2014 Annual Meeting of Shareholders (the “Annual Meeting”) of United Financial Bancorp, Inc. (the “Company” or “United”), the holding company for United Bank (the “Bank”), will be held on Tuesday, August 5, 2014, at 10:00 a.m., at Maneeley’s Banquet, Catering & Conference Center, 65 Rye Street, South Windsor, Connecticut 06074 for the following purposes:

1.	To elect three (3) Directors of the Company.

2.	To consider and approve an advisory (non-binding) proposal on the Company’s executive compensation.

3.	To ratify the appointment of Wolf & Company, P.C. as independent auditors of the Company for the year ending December 31, 2014.

4.	To transact such other business as may properly come before the Annual Meeting or any adjournments thereof.

NOTE: The Board of Directors is not aware of any other business to come before the Annual Meeting.

Pursuant to the Company’s bylaws, the Board of Directors of the Company has fixed the close of business on June 16, 2014, as the record date for the determination of shareholders entitled to vote at the Annual Meeting. Only holders of common stock of record at the close of business on that date will be entitled to notice of and to vote at the Annual Meeting or any adjournments thereof.

IT IS IMPORTANT THAT PROXIES BE RETURNED PROMPTLY. THEREFORE, WHETHER OR NOT YOU PLAN TO BE PRESENT IN PERSON AT THE ANNUAL MEETING, PLEASE DATE, SIGN AND COMPLETE THE ENCLOSED PROXY AND RETURN IT IN THE ENCLOSED ENVELOPE WHICH REQUIRES NO POSTAGE IF MAILED IN THE UNITED STATES. YOU MAY REVOKE YOUR PROXY AND VOTE IN PERSON IF YOU DO ATTEND THE ANNUAL MEETING.

By Order of the Board of Directors

/s/ Marliese L. Shaw
Marliese L. Shaw
Corporate Secretary

Glastonbury, Connecticut

June 26, 2014

UNITED FINANCIAL BANCORP, INC.

45 Glastonbury Boulevard, Glastonbury, CT 06033

860-291-3600

PROXY STATEMENT

This Proxy Statement is furnished in connection with the solicitation of proxies by the Board of Directors of United Financial Bancorp, Inc. (the “Company” or “United”), the holding company for United Bank (the “Bank”), to be used at the Annual Meeting of Shareholders of the Company (the “Annual Meeting”) which will be held at Maneeley’s Banquet, Catering & Conference Center, 65 Rye Street, South Windsor, Connecticut, 06074 on Tuesday, August 5, 2014 at 10:00 a.m., and at any adjournment thereof. This Proxy Statement is expected to be first mailed to shareholders on or about June 26, 2014.

MATTERS TO BE CONSIDERED AT THE ANNUAL MEETING

The Annual Meeting has been called for the following purposes: (1) to elect three Directors of the Company; (2) to consider and approve an advisory (non-binding) proposal on the Company’s executive compensation; (3) to ratify the appointment of Wolf & Company, P.C. as our independent auditors for the year ending December 31, 2014; and (4) to transact such other business as may properly come before the Annual Meeting or any adjournments thereof.

If you vote using the enclosed form of proxy, your shares will be voted in accordance with the instructions indicated. Executed but unmarked proxies will be voted FOR the election of the Board’s nominees as Directors; FOR the compensation package; and FOR the ratification of the appointment of United’s independent auditors. Except for procedural matters incident to the conduct of the Annual Meeting, the Board of Directors does not know of any matters other than those described in the Notice of Annual Meeting that are to come before the Annual Meeting. If any other matters are properly brought before the Annual Meeting, the persons named in the proxy will vote the shares represented by such proxy on such matters as determined by a majority of the Board of Directors.

SOLICITATION OF PROXIES

All costs of the solicitation of proxies will be borne by the Company. In addition to solicitation by mail, Directors, officers and other employees of the Company or the Bank may solicit proxies personally, by telephone or other means without additional compensation. The Company will reimburse brokerage firms and other custodians, nominees and fiduciaries for reasonable expenses incurred by them in sending proxy materials to the beneficial owners of the common stock. The Company has also retained Morrow & Co., LLC, a proxy soliciting firm, to assist in the solicitation of proxies at a fee of $10,000, plus reimbursement of certain out-of-pocket expenses.

REVOCATION OF PROXIES

Shareholders who execute proxies retain the right to revoke them. A shareholder giving a proxy may revoke it at any time prior to its exercise by (i) filing with the Secretary of the Company written notice of revocation, (ii) submitting a duly-executed proxy bearing a later date, or (iii) appearing at the Annual Meeting and voting in person. Unless so revoked, the shares represented by the proxies will be voted according to the shareholder’s instructions on the proxy or, if no instructions are given, in favor of the proposals described in this Proxy Statement. In addition, shares represented by proxies will be voted as directed by the Board of Directors with respect to any other matters that may properly come before the Annual Meeting or any adjournment. Proxies solicited by this Proxy Statement may be exercised only at the Annual Meeting and any adjournment thereof and will not be used for any other meeting.

WHO CAN VOTE

Only shareholders of record as of the close of business on June 16, 2014, are entitled to vote at the Annual Meeting. As of May 31, 2014, there were approximately 52,655,659 shares of common stock, no par value (the “Common Stock”), issued and outstanding. The Company has no other class of securities outstanding at this time. Each share of Common Stock is entitled to one vote except as described below. All votes, whether voted in person or by proxy, will be tabulated by the Company’s Inspector of Elections appointed for the Annual Meeting by the Board of Directors. Abstentions and broker non-votes are counted for purposes of establishing a quorum. Pursuant to the Company’s Certificate of Incorporation, shareholders are not entitled to cumulate their votes for the election of Directors. The presence, in person or by proxy, of the holders of at least a majority of the total number of outstanding shares of Common Stock entitled to vote at the Annual Meeting (after subtracting any shares in excess of the Limit described below) is necessary to constitute a quorum.

As provided in the Company’s Certificate of Incorporation, holders of Common Stock who beneficially own in excess of 10% of the outstanding shares of Common Stock (the “Limit”) are not entitled to vote with respect to shares held in excess of the Limit. A person or entity is deemed to beneficially own shares owned by an affiliate of, as well as by persons acting in concert with, such person or entity. The Company’s Certificate of Incorporation authorizes the Board of Directors to (i) make all determinations necessary to implement and apply the Limit, including determining whether persons or entities are acting in concert, and (ii) demand that any person who is reasonably believed to beneficially own Common Stock in excess of the Limit supply information to the Company to enable the Board of Directors to implement and apply the Limit.

VOTING PROCEDURES

There is no cumulative voting for the election of Directors, and they are elected by a plurality of the vote. At the Annual Meeting, three Directors have been nominated for a term of four years. Ratification of the appointment of the independent auditors requires the affirmative vote of a majority of the shares present or represented at the Annual Meeting and entitled to vote on the matter. An abstention by a shareholder present or represented at the Annual Meeting will have the same effect as a vote against the proposal to ratify the appointment of the independent auditors. Broker non-votes, however, are not counted as present and entitled to vote on the proposal, and have no effect on that vote. The election of directors is considered a “non-routine” matter. Therefore, if you do not provide your broker or nominee with voting instructions with regard to those matters, your broker or nominee will not be able to vote your shares on either vote. If you prefer, you may vote by using the telephone or Internet. For information on submitting your proxy or voting by telephone or Internet, please refer to the instructions on the enclosed proxy.

Approval of the Company’s Executive Compensation as described in the Compensation Discussion and Analysis and the tabular disclosure regarding named executive officer compensation (together with the accompanying narrative disclosure) in this Proxy Statement (Proposal 2). Approval of this non-binding advisory vote on the Company’s executive compensation as described in this Proxy Statement requires the affirmative vote of holders of a majority of our common stock present in person or represented by proxy and entitled to vote on the matter. An abstention by a shareholder present or represented at the Annual Meeting will have the same effect as a vote against the proposal to consider and approve the Company’s executive compensation. Broker non-votes, however, are not counted as present and entitled to vote on the proposal, and have no effect on that vote. Because this proposal is advisory, it will not be binding upon the Board of Directors if approved. However, the Compensation Committee and the Board of Directors will take into account the outcome of the vote when considering future executive compensation arrangements.

Executed but unmarked proxies will be voted FOR all proposals.

Except for procedural matters incident to the conduct of the Annual Meeting, the Company does not know of any matters other than those described in the Notice of Annual Meeting that are to come before the Annual Meeting. If any other matters properly come before the Annual Meeting, the persons named as proxies will vote upon such matters as determined by a majority of the Board of Directors.

Enclosed with this Proxy Statement is United Financial Bancorp, Inc.’s (formerly Rockville Financial, Inc.) Annual Report to Shareholders for the year ended December 31, 2013, which includes the Rockville Financial, Inc.’s Annual Report on Form 10-K for the year ended December 31, 2013.

CORPORATE GOVERNANCE

General

The Company formerly known as Rockville Financial, Inc. was formed on September 13, 2010 as a state-chartered, stock holding company in anticipation of the second step conversion of its predecessor mutual holding company, Rockville Financial, MHC, Inc. Fifty-five percent of the Company’s common stock was owned by Rockville Financial MHC, Inc., a state-chartered mutual holding company and the Company held all of the common stock of Rockville Bank (the “Bank”).

On March 3, 2011, the Company completed a plan of conversion and reorganization whereby Rockville Financial MHC, Inc. converted from a partially public mutual holding company structure to a fully public stock holding company structure. At that time, Rockville Financial MHC, Inc. ceased to exist and Rockville Bank became a wholly-owned subsidiary of Rockville Financial, Inc.

The Company completed a merger of equals (the “Merger”) with United Financial Bancorp, Inc. (“Legacy United”) on April 30, 2014, was the legal acquirer and changed its name to United Financial Bancorp, Inc. in connection with the Merger. United Bank, a wholly-owned subsidiary of the legacy United Financial Bancorp, Inc., merged with and into Rockville Bank, and Rockville Bank changed its name to United Bank upon legal close. References in this proxy statement to the Company prior to the date of the Merger refer to pre-merger Rockville Financial, Inc. (“Rockville” or “Legacy Rockville”).

The business and affairs of the Company are managed by or under the direction of its Board of Directors. Members of the Board of Directors inform themselves of the Company’s business through discussions with its Chief Executive Officer and with other key members of management, by reviewing materials provided to them, and by participating in meetings of the Board of Directors and its committees.

Board Leadership Structure

The Company separates the roles of Chief Executive Officer and Chairman of the Board in recognition of the differences between the two roles. Our Chief Executive Officer is responsible for setting the strategic direction for the Company, providing day-to-day leadership and managing our performance. The Chairman of the Board provides guidance to our Chief Executive Officer, works with our Chief Executive Officer to set the agenda for Board meetings and presides over meetings of the full Board, including executive sessions of the independent directors.

Risk Oversight

The Board of Directors of the Company (the “Board”) has the primary responsibility for general risk oversight of the Company with the Risk Committee of the Bank responsible for monitoring interest rate, credit, liquidity, compliance, strategic, technology and operational risk, and the Audit Committee of the Company responsible for monitoring financial risk. The Board, Risk Committee and Audit Committee periodically review Management’s implementation of a comprehensive Risk Management Program to identify, assess, mitigate, monitor, and most importantly communicate risk profiles inherent within the organization. Management assumes the responsibility for identifying and assessing various risks for the Board, Risk Committee and Audit Committee to ensure both proper mitigation and remediation plans are in place as well as compliance with all regulatory guidelines. In support of these requirements, in mid-year 2011, a newly created division was approved by the Board and promptly staffed with experienced individuals, each with decades of experience. Specifically, a Chief Risk Officer (“CRO”) was hired as a direct report to the Chief Executive Officer, as well as a dedicated Information Security Officer, Compliance Officer, Enterprise Risk Manager and BSA/AML Officer reporting to the CRO, and a Director of Internal Audit reporting to the Audit Committee. Numerous initiatives were developed and continue to be implemented throughout 2013 to continue to provide the Board, Risk Committee and Audit Committee information in a timely manner to facilitate effective risk mitigation efforts throughout the organization. The Board’s oversight is also augmented by the Risk Management Committee, which is chaired by the CRO, as well as a slate of voting members comprised of Risk Division officers, Information Technology officers, and most members of Executive Management. Included as well is at least one outside Director who not only is a voting member, but provides a detailed monthly report to the Risk Committee and the Board at their next regularly scheduled meetings. The Risk Management Committee reports directly to the Chief Executive Officer.

As a regulated financial institution, United Bank is examined on a Federal and State mandated schedule, by the respective banking authorities. The results of these examinations are presented to the full Board promptly and fully, along with Management’s formal response as prepared for and forwarded to the respective Federal or State agencies. Any findings and recommendations contained in the Reports of Examination, as well as Internal Audit reports, are promptly implemented for corrective action and formally tracked and directly communicated to the Audit Committee. These formalized processes provide a consistent, transparent, very detailed and “strong” review of any areas of concern and serve as additional risk management oversight. Risk management is also incorporated into the Compensation Committee process in the form of a risk assessment for various compensation plans as prepared by the CRO, and presented jointly with the Executive Vice President Human Capital.

Independence of Board of Directors and Members of Its Committees

It is the policy of the Company’s Board of Directors that a majority of its Directors be independent of the Company and its subsidiaries within the meaning of applicable laws and regulations and the listing standards of the NASDAQ Global Select Market. The Governance and Nominating Committee reviews the independence of Board members on an ongoing basis and, at least once a year, makes a determination of each Director’s independence against the independence criteria and delivers a report to the Board.

Since the Company’s formation in 2004 and full conversion in 2011 and for many years prior thereto as a mutual savings bank, the Company’s Board of Directors has been chaired by an independent member of the Board. The Chairman of the Board works with the Chief Executive Officer on Board procedures so as to maintain objectivity while at the same time taking advantage of the banking experience and insight of management in order to make effective use of the Board for the Company’s benefit. The Board believes it important to retain the flexibility to allocate the responsibilities of the office of Chairman of the Board in any manner that it determines from time to time to be in the best interests of the Company.

The Holding Company’s Board of Directors has affirmatively determined that the Directors nominated for election at the Annual Meeting and all Directors of the Company whose terms continue are independent, with the exception of William H. W. Crawford, IV, the Company’s Chief Executive Officer. The Company’s Board of Directors has also affirmatively determined the Board’s Audit Committee is comprised entirely of independent Directors within the meaning of applicable laws and regulations, the listing standards of the NASDAQ Global Select Market and the Company’s corporate guidelines as set forth in the Company’s Audit Committee Charter. The Audit Committee Charter can be found on the Company’s website under the link entitled “Corporate Overview - Governance Documents” at www.unitedfinancialinc.com. This document also can be requested in print by writing to Marliese L. Shaw, Corporate Secretary and Investor Relations, United Financial Bancorp, Inc., 45 Glastonbury Boulevard, Glastonbury, CT 06033. Ms. Shaw can be reached by e-mail at: mshaw@rockvillebank.com. In addition, the Company’s Board of Directors has affirmatively determined that the Board’s Compensation Committee and Governance and Nominating Committee are comprised entirely of independent Directors within the meaning of applicable laws and regulations, and the listing standards of the NASDAQ Global Select Market.

Independence Standards

As described above, the Company’s Board of Directors examines the independence of its members annually. In order for a Director to be considered independent, the Board must determine that the Director has no material relationship with the Company or its affiliates, either directly or as a partner, shareholder or officer of an organization that has such a material relationship. At a minimum, a Director will not be considered independent if, among other things, the Director:

1.	Has been employed by the Company or its affiliates in the current year or past three years.

2.	Has accepted, or has an immediate family member who has accepted, any compensation from the Company or its affiliates in excess of $120,000 during any period of twelve consecutive months within the three years preceding the determination of independence (except for board services, retirement plan benefits, non- discretionary compensation or loans made by the Bank in accordance with applicable banking regulations).

3.	Has an immediate family member who is, or has been in the past three years, employed by the Company or its affiliates as an executive officer.

4.	Has been or has an immediate family member who has been, a partner in, a controlling shareholder or an executive officer of any organization to which the Company made or from which it received, payments (other than those which arise solely from investments in the Company’s securities or under non-discretionary charitable contribution matching programs) that exceed five percent of the recipient’s consolidated gross revenues for that year, or $200,000, whichever is more, in any of the past three fiscal years.

5.	Has been or has an immediate family member who has been employed as an executive of another entity where any of the Company’s executives serve or have served during the past three years on that entity’s compensation committee.

6.	Is or has an immediate family member who is a current partner of the Company’s outside auditor, or was a partner or an employee of the Company’s outside auditor who worked on the Company’s audit at any time during any of the past three years.

Board Meetings and Committees

The business of the Company’s and the Bank’s Boards of Directors is conducted through regularly scheduled meetings and activities of the Boards and their committees. During 2013, the Board of Directors of the Company held ten (10) regular meetings and six (6) special meetings. No Director attended fewer than 75% of the aggregate of the Company’s Board and committee meetings in 2013, of which he or she was a member, during the period he or she was a Director and a committee member.

Director Attendance at Annual Meetings of Shareholders

It is the Company’s policy to encourage the attendance of each member of the Board of Directors at the Company’s Annual Meeting of Shareholders. The Company expects all of its Directors to attend the Annual Meeting. Last year, all of the Directors attended the 2013 Annual Meeting.

Committees of the Boards of Directors

The Company’s Board of Directors has four committees as described below: the Audit Committee, the Compensation Committee, the Executive Committee and the Governance and Nominating Committee. The Bank’s Board of Directors has a Risk Committee in addition to the four committees described above. The current members of the committees of the Boards of Directors of the Company and the Bank are as follows:

Committees of the Board of Directors of the Company

Executive Committee	Governance and Nominating	Compensation Committee
Michael A. Bars	Committee	Paula A. Aiello
Michael F. Crowley	Paula A. Aiello	Kristen A. Johnson, Chair
Kristen A. Johnson	Michael A. Bars, Vice Chair	Carol A. Leary, Vice Chair
Carol A. Leary	Michael F. Crowley, Chair	Raymond H. Lefurge, Jr.
Raymond H. Lefurge, Jr., Vice Chair	Kristen A. Johnson
Stuart E. Magdefrau	Carol A. Leary
Kevin E. Ross	Raymond H. Lefurge, Jr.
Robert A. Stewart, Jr., Chair	Stuart E. Magdefrau
Robert A. Stewart, Jr.

Audit Committee
Paula A. Aiello
Michael F. Crowley
Stuart E. Magdefrau, Vice Chair
Kevin E. Ross, Chair

Committees of the Board of Directors of the Bank

Executive Committee	Audit Committee	Compensation Committee
Michael A. Bars	Paula A. Aiello	Paula A. Aiello
Michael F. Crowley	Michael F. Crowley	C. Perry Chilberg
Kristen A. Johnson	David A. Engelson	Carol Moore Cutting
Carol A. Leary	Stuart E. Magdefrau, Vice Chair	Kristen A. Johnson, Chair
Raymond H. Lefurge, Jr., Vice Chair	Thomas P. O’Brien	Carol A. Leary, Vice Chair
Stuart E. Magdefrau	David J. O’Connor	Raymond H. Lefurge, Jr.
Kevin E. Ross	Rosemarie Novello Papa	Rosemarie Novello Papa
Robert A. Stewart, Jr., Chair	Kevin E. Ross, Chair	Michael F. Werenski
Richard M. Tkacz
Governance and Nominating
Committee	Risk Committee
Paula A. Aiello	Michael A. Bars, Chair
Michael A. Bars, Vice Chair	C. Perry Chilberg
Michael F. Crowley, Chair	Carol Moore Cutting
Kristen A. Johnson	Joseph F. Jeamel, Jr.
Carol A. Leary	Thomas P. O’Brien
Raymond H. Lefurge, Jr.	David J. O’Connor, Vice Chair
Stuart E. Magdefrau	Richard M. Tkacz
Robert A. Stewart, Jr.	Michael F. Werenski

The Audit Committee of the Company’s Board of Directors meets periodically with the Company’s independent registered public accounting firm and management to review accounting, auditing, internal audit, compliance and financial reporting matters. This committee met nine (9) times during the year ended December 31, 2013. Each member of the Audit Committee is independent in accordance with the listing standards of the NASDAQ Global Select Market and the Securities and Exchange Commission’s (“SEC”) Audit Committee independence standards. The Board of Directors has determined that Mr. Magdefrau is an audit committee financial expert under the rules of the SEC. The Audit Committee acts under a written charter adopted by the Board of Directors. The Audit Committee Charter can be found on the Company’s website under the link entitled “Corporate Overview - Governance Documents” at www.unitedfinancialinc.com. This document also can be requested in print by writing to Marliese L. Shaw, Corporate Secretary and Investor Relations, United Financial Bancorp, Inc., 45 Glastonbury Boulevard, Glastonbury, CT 06033. Ms. Shaw can be reached by e-mail at: mshaw@rockvillebank.com. All of the members of the Audit Committee have a basic understanding of finance and accounting and are able to read and understand fundamental financial statements.

The Compensation Committee of the Company’s Board of Directors met eleven (11) times during the year ended December 31, 2013. The Compensation Committee acts under a written charter adopted by the Board of Directors. The Compensation Committee Charter can be found on the Company’s website under the link entitled “Corporate Overview - Governance Documents” at www.unitedfinancialinc.com. This document also can be requested in print by writing to Marliese L. Shaw, Corporate Secretary and Investor Relations, United Financial Bancorp, Inc., 45 Glastonbury Boulevard, Glastonbury, CT 06033. Ms. Shaw can be reached by e-mail at: mshaw@rockvillebank.com.

The Executive Committee of the Company’s Board of Directors was formed upon legal close of the Merger and therefore did not meet during the year ended December 31, 2013. The Executive Committee acts under a written charter adopted by the Board of Directors. The Executive Committee Charter can be found on the Company’s website under the link entitled “Corporate Overview - Governance Documents” at www.unitedfinancialinc.com. This document also can be requested in print by writing to Marliese L. Shaw, Corporate Secretary and Investor Relations, United Financial Bancorp, Inc., 45 Glastonbury Boulevard, Glastonbury, CT 06033. Ms. Shaw can be reached by e-mail at: mshaw@rockvillebank.com.

The Risk Committee of the Company’s Board of Directors was formed upon legal close of the Merger and therefore did not meet during the year ended December 31, 2013. The Risk Committee assumes the prior responsibilities of the Asset/Liability Committee and the Lending Committee, and acts under a written charter adopted by the Board of Directors of the Bank. The Risk Committee Charter can be found on the Company’s website under the link entitled “Corporate Overview - Governance Documents” at www.unitedfinancialinc.com. This document also can be requested in print by writing to Marliese L. Shaw, Corporate Secretary and Investor Relations, United Financial Bancorp, Inc., 45 Glastonbury Boulevard, Glastonbury, CT 06033. Ms. Shaw can be reached by e-mail at: mshaw@rockvillebank.com.

Compensation Committee Interlocks and Insider Participation

Each member of the Compensation Committee of the Company’s Board of Directors is independent in accordance with the listing standards of the NASDAQ Global Select Market. There were no Compensation Committee “interlocks” during 2013, which generally means that no executive officer of the Company served as a member of the compensation committee or board of directors of another non-tax-exempt company, an executive officer of which serves on the Company’s Compensation Committee.

The Governance and Nominating Committee and Selection of Nominees for the Board

The Company has adopted a Governance and Nominating Committee Charter. The Governance and Nominating Committee Charter can be found on the Company’s website under the link entitled “Corporate Overview - Governance Documents” at www.unitedfinancialinc.com. This document also can be requested in print by writing to Marliese L. Shaw, Corporate Secretary and Investor Relations, United Financial Bancorp, Inc., 45 Glastonbury Boulevard, Glastonbury, CT 06033. Ms. Shaw can be reached by e-mail at: mshaw@rockvillebank.com. This Charter sets forth the procedure for selecting (i) Director nominees for election and/or re-election to the Board of Directors at the annual meeting of shareholders, (ii) candidates to fill vacancies on the Board in between annual meetings of shareholders, and (iii) Board members for membership on Board committees. This committee met seven (7) times during the year ended December 31, 2013.

The Governance and Nominating Committee is responsible for recommending current Directors for re-nomination and for identifying and recruiting Director candidates as needed. Director candidates are recommended based upon their character and track record of accomplishments in leadership roles as well as their professional and corporate experience, skills and expertise; and more specifically based upon their observance of the highest standards of business and personal ethics and integrity, their active support of community activities in our market area, and their willingness to participate in appropriate business development efforts and Bank outreach events. Current Directors whose terms are expiring and those persons nominated by shareholders, if any, are reviewed under similar considerations, and also based on contribution, change of status and commitment to the Company. The Governance and Nominating Committee seeks to align Board composition with the Company’s strategic direction so that the Board’s members bring skills, experience and background that are relevant to the key strategic and operational issues that they will review, oversee and approve. Because being the best community bank in our market is a cornerstone of United Bank’s strategic direction, community outreach and community leadership are important considerations in reviewing and selecting director candidates. Because the Company is a financial institution, familiarity with financial matters and business acumen are other important considerations. The Governance and Nominating Committee and the other members of the Board view the Company’s Board of Directors as a deliberative body and seek members who are willing to learn from each other and deliberate issues as they arise.

The Company does not have a diversity policy relating to Board membership, nor has it articulated a specific definition of diversity in this context.

During the period extending from April 30, 2014 through the 2017 annual meeting of shareholders (the “Three-Year Period”), but excluding nominations with respect to the 2017 annual meeting of shareholders, the Governance and Nominating Committee is authorized to propose Director nominees for election and/or re-election to the Board in accordance with applicable federal securities laws and applicable stock exchange listing regulations, by majority vote of the Legacy Rockville Directors serving on the Governance and Nominating Committee (with respect to election of a successor to a Legacy Rockville Director) or by majority vote of the Legacy United Directors serving on the Governance and Nominating Committee (with respect to election of a successor to a Legacy United Director), as the case may be. In filling any vacancy on the Board of Directors during the Three-Year Period, the Board must consider only nominees recommended by the Governance and Nominating Committee.

Each nominee for election as a Director at the annual meeting described below under “Election of Directors (Proposal 1)” was recommended to the Board by the Governance and Nominating Committee in accordance with the procedures set forth above. In determining to recommend re-election of those Directors whose terms expire in 2014, the Governance and Nominating Committee and the Board reviewed the specific credentials of the three (3) nominees and the general skill set and experience of the Board. Although the Governance and Nominating Committee may choose to recommend an increase in Board size in the future, it also determined that the seven (7) remaining Directors, including the nominees, collectively have the requisite skill sets and experience to enable the Board to operate effectively. Although the Governance and Nominating Committee and Board considered all aspects of the nominees’ credentials and experience, the following attributes were influential in its determination:

Mr. Crawford, Chief Executive Officer joined the Company in January 2011 as Senior Executive Vice President of United Financial Bancorp, Inc. (formerly Rockville Financial, Inc.) and United Bank (formerly Rockville Bank) and held this position until former President and Chief Executive Officer William J. McGurk’s planned retirement in April 2011, at which time Mr. Crawford became the President and Chief Executive Officer of both entities. Prior to joining the Company, Mr. Crawford served in numerous executive roles with Wells Fargo Bank, Wachovia Bank, and SouthTrust Bank from 1997 to 2010 including: Executive Vice President, Commercial Banking, Eastern Virginia, Regional President/Executive Vice President in four different markets: Raleigh/Durham, Southeast Florida, Greensboro/Winston Salem, and Norfolk/Virginia Beach. Mr. Crawford has 25 years of industry experience including leading regional banks exceeding $4 billion in deposits and 1,000+ employee organizations.

Mr. Crowley is the president of a real estate appraisal firm located in the community and has extensive experience in valuing commercial real estate throughout the region. His real estate subject matter expertise and community service experience are valuable to the Board’s overall capabilities.

Mr. Lefurge is a certified public accountant and the president of an accounting firm located in the community. He is in public practice for over 44 years, and is a member of the American Institute of Certified Public Accountants and Connecticut Society of Certified Public Accountants. His financial and leadership experience are valuable to the Board’s overall capabilities.

The seven (7) remaining members of the Company’s Board are currently serving terms that expire in 2015, 2016 and 2017. The Governance and Nominating Committee and the Board do not consider the qualifications of these individuals annually. However, in reviewing the candidates for nomination or re-nomination each year, the Governance and Nominating Committee and Board do consider the mix of talents and experience of the entire Board. Among other things, the Governance and Nominating Committee and the Board consider the following qualities or experience of those members whose terms expire in 2015, 2016 and 2017 to be significant and relevant:

Ms. Aiello is the Chief Financial Officer and Vice President of Administration for Youth Opportunities Upheld, Inc. She is a certified public accountant and is a member of the Massachusetts Society of Certified Public Accountants, the American Institute of Certified Public Accountants and the Central Massachusetts Financial Executives Organization. Her financial and leadership experience are valuable to the Board’s overall capabilities.

Mr. Bars is a partner with one of the largest law firms headquartered in the community and has served on the boards of directors of numerous community organizations. His legal and community service experience are valuable to the Board’s overall capabilities.

Ms. Johnson is the Vice President of Human Resources and Corporate Secretary of Connecticut Water Services, Inc. Prior to joining Connecticut Water Services, Inc., she served as Senior Vice President, Human Resources and Organizational Development Officer at Rockville Bank from 1996 to 2007. Her human resources leadership and banking and related business experience, as well as her community service experience, are valuable to the Board’s overall capabilities.

Ms. Leary is the President of Bay Path College, located in Longmeadow, Massachusetts, and serves on the board of directors of several major area not-for-profit organizations, including serving as a member of the compensation committee for a major charitable foundation located in Company’s local community. As the leader of a complex organization with hundreds of employees, Ms. Leary’s executive experience, as well as her extensive knowledge of community affairs, is valuable to the Board’s overall capabilities.

Mr. Magdefrau is a certified public accountant practicing with an accounting firm that he founded, located in the community. He also is an “audit committee financial expert” under the rules of the SEC. His financial and leadership experience are valuable to the Board’s overall capabilities.

Mr. Ross is the vice president and treasurer of an insurance agency located in the community and has served on the board of directors of many civic associations and non-profit corporations over the years. His experience in the insurance and financial services industries, and his long time significant leadership and involvement in community service are valuable to the Board’s overall capabilities.

Mr. Stewart is the president of an insurance agency located in the community and has served on the board of directors of many civic associations and non-profit corporations, and is currently a director and executive committee member of Behavioral Health Network, Inc. His expertise in matters relating to insurance and financial services and community service experience are valuable to the Board’s overall capabilities.

Shareholder Nominations for the Board

Nominations by shareholders of record will be considered by the Governance and Nominating Committee if such nomination is submitted in writing to the Secretary of the Company either by mail or in person at the principal offices of the Company located at 45 Glastonbury Boulevard, Glastonbury, CT 06033 not less than 100 days prior to any meeting of shareholders called for the election of Directors; provided however, that if fewer than 100 days’ notice of the meeting is given to shareholders, such nomination shall be mailed or delivered in person to the Secretary of the Company prior to the earlier of the close of business on the 10th day following (i) the date on which notice of such meeting was given to shareholders; or (ii) the date on which a public announcement of such meeting was first made.

To be considered, the shareholder’s nomination must contain (i) the name, age, business address and residence address of each proposed nominee; (ii) the principal occupation of each proposed nominee; (iii) the total number of shares of common stock of the Company that will be voted for each proposed nominee; (iv) the name and address of the notifying shareholder; (v) the number of shares of common stock of the Company that are beneficially owned by the notifying shareholder; (vi) any other information relating to the proposed nominee as required to be included in a proxy statement filed pursuant to the proxy rules of the SEC; and (vii) the nominee’s written consent to serve as a Director if elected.

Code of Ethics

The Company’s Standards of Conduct Policy is designed to promote the highest standards of ethical and professional conduct by the Company’s Directors, executive officers, including the principal executive officer, the principal accounting officer and employees, and is adopted annually. The Standards of Conduct Policy requires that the Company’s Directors, executive officers and employees avoid conflicts of interest, comply with all laws and other legal requirements, conduct business in an honest and ethical manner and otherwise act with integrity and in the Company’s best interest. Under the terms of the Standards of Conduct Policy, Directors, executive officers and employees are required to report any conduct that they believe in good faith to be an actual or apparent violation of the Standards of Conduct Policy.

The Company also has a Whistleblower Policy, which is incorporated into the Standards of Conduct Policy, that requires Directors, executive officers and employees to comply with appropriate accounting and internal controls and establishes procedures to report any perceived wrongdoing, questionable accounting or auditing matters in a confidential and anonymous manner. The Whistleblower Policy also prohibits the Company from retaliating against any Director, executive officer or employee who reports actual or apparent violations of the Standards of Conduct Policy. In accordance with this policy, communication of reports is directly to the Director of Internal Audit or the Chairman of the Audit Committee. A copy of the Standards of Conduct Policy, including the Whistleblower Policy is available, without charge, upon written request to Marliese L. Shaw, Corporate Secretary and Investor Relations, United Financial Bancorp, Inc., 45 Glastonbury Boulevard, Glastonbury, CT 06033.

Shareholder Communications with the Board

The Company endeavors to ensure that the Board of Directors or individual Directors, if applicable, consider the views of its shareholders, who may communicate with the Board of Directors by sending a letter or an e-mail to the Company’s Secretary, Marliese L. Shaw (mshaw@rockvillebank.com) or by written correspondence to the Board of Directors or an individual Director with a copy to Ms. Shaw. All communications to the Board will be reviewed by the Company’s Chairman and Chief Executive Officer, with appropriate recommendations then being made to the Board. The Company believes that this procedure allows the Board to be responsive to shareholder communications in a timely and appropriate manner.

RELATIONSHIP WITH INDEPENDENT PUBLIC ACCOUNTANTS

General

The Audit Committee has appointed Wolf & Company, P.C. as the Company’s independent registered public accounting firm to audit the Company’s financial statements for the year ending December 31, 2014, subject to ratification by the shareholders. In making its selection, the Audit Committee considered whether Wolf & Company, P.C.’s provision of services other than audit services is compatible with maintaining the independence of the Company’s independent accountants. In addition, the Audit Committee reviewed the fees proposed by Wolf & Company, P.C for tax services and other fees for the year ending December 31, 2014, and concluded that those fees are compatible with the independence of Wolf & Company, P.C.

Audit Fees

The Audit Committee reviewed the fees described below for audit related services and tax services and concluded that those fees are compatible with the independence of Wolf & Company, P.C. for the years ended December 31, 2013 and 2012. The following table sets forth the aggregate fees billed by Legacy Rockville’s independent registered public accounting firm, Wolf & Company, P.C. for the years ended December 31, 2013 and 2012:

	December 31,
	2013	2012
	(In Thousands)
Audit Fees(1)	$368	$362
Tax Preparation Fees(2)	62	56
All Other Fees(3)	32	19
Audit-Related Fees(4)	55	—

Total	$517	$437

(1)	Includes estimated fees for the financial statement audit of the Company, the audit of internal control over financial reporting, quarterly reviews and the HUD compliance audits and agreed-upon procedures for Legacy Rockville Bank.
(2)	Consists of tax return preparation and tax-related compliance and services.
(3)	Consists of WolfPAC license and implementation fees and data validation.
(4)	Consists of work related to Rockville Financial, Inc.’s Form S-4 filing for the merger with United Financial Bancorp, Inc.

Policy on Audit Committee Pre-Approval of Audit and Non-Audit Services of Independent Auditor

Consistent with SEC requirements regarding auditor independence, the Audit Committee has adopted a policy to pre-approve all audit and permissible non-audit services provided by the independent auditor. Pre-approval is generally provided for up to one year and any pre-approval is detailed as to the particular service or category of services and is generally subject to a specific budget. The Audit Committee has delegated authority to the Chair of the Audit Committee to pre-approve up to $25,000 in audit and permissible non-audit services. Any decisions by the Chair of the Audit Committee under this delegated authority will be reported at the next meeting of the Audit Committee, and ratification of any action so taken will be sought.

All engagements of the independent auditor to perform any audit services and non-audit services during 2013 were pre-approved by the Audit Committee in accordance with the Company’s Audit Committee Charter. There were no instances where this was waived.

REPORT OF THE AUDIT COMMITTEE

In accordance with rules adopted by the Securities and Exchange Commission, the Audit Committee of the Board of Directors of the Company submits this report for 2013.

The Audit Committee of the Board of Directors is responsible for providing independent, objective oversight of the Company’s accounting functions and internal controls. Its responsibilities include appointing, compensating and monitoring the Company’s independent auditors. During 2013, the Committee was comprised of four (4) directors, Messers Magdefrau, Lefurge, Engelson and Tkacz, each of whom is independent as defined by the rules of the NASDAQ Global Select Market and the SEC.

The Committee operates under a written charter approved by the Board of Directors. The Audit Committee Charter can be found on the Company’s website under the link entitled “Corporate Overview – Governance Documents” at www.unitedfinancialinc.com. This document also can be requested in print by writing to Marliese L. Shaw, Corporate Secretary and Investor Relations, United Financial Bancorp, Inc., 45 Glastonbury Boulevard, Glastonbury, CT 06033. Ms. Shaw can be reached by e-mail at: mshaw@rockvillebank.com.

Management is responsible for the Company’s internal controls and financial reporting process. The independent auditors, Wolf & Company P.C., are responsible for performing an independent audit of the Company’s consolidated financial statements in accordance with the standards of the Public Company Accounting Oversight Board (United States) and to issue a report thereon. The Committee’s responsibility is to monitor and oversee these processes.

In connection with these responsibilities, the Committee met with management and Wolf & Company P.C. to review and discuss the 2013 consolidated financial statements. The Committee also discussed with Wolf & Company P.C. the matters required by Statement on Auditing Standards No. 61, as amended (AICPA, Professional Standards Vol 1, AU section 380), as adopted by the Public Company Accounting Oversight Board in Rule 3200T. The Committee also received written disclosures and a letter from Wolf & Company P.C. required by applicable requirements of the Public Company Accounting Oversight Board regarding the independent accountant’s communications with the Audit Committee concerning independence, and the Committee discussed with Wolf & Company P.C. the firm’s independence.

Based upon the Committee’s discussions with management and the independent auditors, and the Committee’s review of the presentations of management and the independent auditors, the Committee recommended that the Board of Directors include the audited consolidated financial statements in Rockville Financial, Inc.’s Annual Report on Form 10-K for the year ended December 31, 2013, which was filed with the SEC on March 14, 2014.

March 12, 2014

The Audit Committee:

Stuart E. Magdefrau, Chairman,

Raymond H. Lefurge, Jr., Vice Chairman

David A. Engelson

Richard M. Tkacz

ELECTION OF DIRECTORS

(Proposal 1)

The Certificate of Incorporation of the Company provides that the number of Directors shall not be fewer than eight (8) nor more than sixteen (16). Currently, the Board of Directors has set the number of Directors of the Company at ten (10) and of the Bank at nineteen (19). The Company’s Bylaws provide that no person age 70 or older is eligible for election and/or re-election as a Director; provided, however, that, during the Three-Year Period, no Legacy United Director or Legacy Rockville Director who served as a Director as of the closing of the Merger will be ineligible for re-election as a Director by virtue of being aged seventy (70) years or more at the time of re-election.

Three (3) Directors will be elected at the Annual Meeting to serve for four-year terms expiring in 2018. Following the recommendation of the Governance and Nominating Committee, the Board of Directors has recommended and nominated William H. W. Crawford, IV, Michael F. Crowley and Raymond H. Lefurge, Jr., current Board members, for re-election as Director. Except as noted below, there are no arrangements known to Management between William H. W. Crawford, IV, Michael F. Crowley and Raymond H. Lefurge, Jr. and any other person pursuant to which such nominee was selected. In accordance with the Bylaws of the Company adopted in connection with the Merger, Messrs. Crawford, Crowley and Lefurge are entitled to be nominated at the 2014 Annual Meeting, subject to satisfaction of the Company’s re-nomination policies and criteria applicable to incumbent Directors.

The persons named on the enclosed proxy intend to vote for the election of Mr. Crawford, Mr. Crowley and Mr. Lefurge, unless the proxy is marked by the shareholder to the contrary. If Mr. Crawford, Mr. Crowley or Mr. Lefurge is unable to serve, all valid proxies will be voted for the election of such substitute as the Board of Directors may recommend, or the Board of Directors may determine to reduce the number of directorships to eliminate the resulting vacancy. The Board knows of no reason why Mr. Crawford, Mr. Crowley or Mr. Lefurge might be unavailable to serve. The table below and on the following pages sets forth certain information with respect to Mr. Crawford, Mr. Crowley and Mr. Lefurge, and each Director of the Company continuing in office.

NOMINEES FOR DIRECTOR FOR FOUR YEAR TERM TO EXPIRE IN 2018
	Director
	Age(1)	Since(2)

William H. W. Crawford, IV	48	2011
Chief Executive Officer Crawford joined the Company in January 2011 as Senior Executive Vice President of United Financial Bancorp, Inc. (formerly Rockville Financial, Inc.) and United Bank (formerly Rockville Bank) and held this position until former President and Chief Executive Officer William J. McGurk’s planned retirement in April 2011, at which time Mr. Crawford became the President and Chief Executive Officer of both entities. Prior to joining the Company, Mr. Crawford served in numerous executive roles with Wells Fargo Bank, Wachovia Bank, and SouthTrust Bank from 1997 to 2010 including: Executive Vice President, Commercial Banking, Eastern Virginia, Regional President/Executive Vice President in four different markets: Raleigh/Durham, Southeast Florida, Greensboro/Winston Salem, and Norfolk/Virginia Beach. Mr. Crawford has 25 years of industry experience including leading regional banks exceeding $4 billion in deposits and 1,000+ employee organizations.

Michael F. Crowley	55	2001
Mr. Crowley is President of Crowley Real Estate Appraisers, Inc. and M.F.C. Systems, Inc., companies that provide commercial real estate appraisal, realty consultation and project management services in the region. He develops and has ownership interests in a number of commercial real estate ventures in the Western Massachusetts region. Mr. Crowley is a current Director and immediate Past President of the Springfield Riverfront Development Corporation, the real estate subsidiary of the Naismith Memorial Basketball Hall of Fame and has served on numerous civic and governmental boards of directors over the past 25 years.

NOMINEES FOR DIRECTOR FOR FOUR YEAR TERM TO EXPIRE IN 2018
	Director
	Age(1)	Since(2)

Raymond H. Lefurge, Jr., Vice Chairman	64	2003
Mr. Lefurge is a certified public accountant is a member of the American Institute of Certified Public Accountants and Connecticut Society of Certified Public Accountants. He is the majority shareholder of the auditing, tax and accounting services firm of Lefurge & Gilbert, PC, CPAs, located in Vernon, Connecticut, where he also holds the position of President. Mr. Lefurge previously served as a director of a local publicly traded community bank and served as their Audit Committee Chairman. In addition, he currently serves as a member of the Audit and Corporate Compliance Committee and the Planning Committee of Eastern Connecticut Health Network, a local health network.

CONTINUING DIRECTORS (TERMS TO EXPIRE IN 2015)

	Director
	Age(1)	Since(2)

Paula A. Aiello	51	2008
Ms. Aiello is Chief Financial Officer and Vice President of Administration for Youth Opportunities Upheld, Inc. of Worcester. She is a certified public accountant and is a member of the Massachusetts Society of Certified Public Accountants, the American Institute of Certified Public Accountants and the Central Massachusetts Financial Executives Organization.

Carol A. Leary	66	2001
Dr. Leary is President of Bay Path University, located in Longmeadow, Massachusetts. She serves on the board of directors of several major national, state and area not-for-profit organizations, including serving as a director and member of the compensation committee for a major charitable foundation located in Company’s local community.

Kevin E. Ross	61	1991
Mr. Ross is Vice President and Treasurer of Ross Insurance Agency, Inc., located in Holyoke, Massachusetts. He has also served on the board of directors of many civic associations and non-profit corporations over the years.

CONTINUING DIRECTORS (TERMS TO EXPIRE IN 2016)

	Director
	Age(1)	Since(2)

Stuart E. Magdefrau	59	1995
Mr. Magdefrau is a certified public accountant, practicing with the firm of Magdefrau, Renner & Ciaffaglione LLC, CPAs, located in Vernon and West Hartford, Connecticut. He was the founding partner of the firm but no longer has an ownership interest in it. He is a Registered Investment Advisor practicing with the firm Keynote Financial Services, LLC. He currently serves as a director and Treasurer for Strong Family Farm, Inc. and is a past director and Past Treasurer of Ellington Ridge Country Club, Inc. and Ellington Purchasing Corp.

Robert A. Stewart, Jr., Chairman	62	1991
Mr. Stewart is President of Chase, Clarke, Stewart & Fontana, Inc., an insurance agency located in Springfield, Massachusetts. Mr. Stewart has also served on the board of directors of many civic associations and non-profit corporations and is currently a director and executive committee member of Behavioral Health Network, Inc.

CONTINUING DIRECTORS (TERMS TO EXPIRE IN 2017)

	Director
	Age(1)	Since(2)

Michael A. Bars	58	2003
Mr. Bars is the managing partner of the law firm of Kahan, Kerensky & Capossela, LLP, a general practice law firm with offices in Vernon and Mansfield, Connecticut and a past director and Past President of Ellington Ridge Country Club, Inc. and Ellington Purchasing Corp.

Kristen A. Johnson	47	2010
Ms. Johnson is the Vice President of Human Resources and Corporate Secretary of Connecticut Water Services, Inc. in Clinton, Connecticut. Prior to joining Connecticut Water Company in 2007, she served as Senior Vice President, Human Resources and Organizational Development Officer at Rockville Bank.

(1)	Ages presented are as of December 31, 2013.
(2)	The reported date is the date the individual became a Director of Rockville Bank or United Bank. Each of Ms. Aiello, Dr. Leary and Messrs. Ross, Stewart and Crowley joined the Board of Directors of the Company upon the closing of the Merger on April 30, 2014.

INFORMATION ABOUT EXECUTIVE OFFICERS

Executive Officers of United Financial Bancorp, Inc.

The following individuals are the executive officers of United Financial Bancorp, Inc. and hold the offices set forth below opposite their names.

Name	Age(1)	Position
William H.W. Crawford, IV	48	Chief Executive Officer
Eric R. Newell	34	Executive Vice President, Chief Financial Officer and Treasurer
Marino J. Santarelli	62	Executive Vice President
Scott C. Bechtle	63	Executive Vice President
Mark A. Kucia	50	Executive Vice President
David C. Paulson	51	Executive Vice President
Marliese L. Shaw	49	Executive Vice President, Corporate Secretary and Investor Relations
Elizabeth K. Wynnick	44	Executive Vice President, Director of Internal Audit

(1)	Ages presented are as of December 31, 2013.

The executive officers of United Financial Bancorp, Inc. are elected annually and hold office until their respective successors have been elected or until death, resignation, retirement or removal by the Board of Directors. Pursuant to the Company’s Bylaws, the removal of Mr. Crawford from, or the failure to appoint Mr. Crawford to, the Chief Executive Officer position, and any amendment to or termination of any employment agreement with Mr. Crawford, prior to the expiration of the Three-Year Period, requires the affirmative vote of at least two-thirds of the full Board of Directors, excluding Mr. Crawford.

Executive Officers of United Bank

The following individuals are the executive officers of United Bank and hold the offices set forth below opposite their names:

Name	Age(1)	Position
William H.W. Crawford, IV	48	Chief Executive Officer
Eric R. Newell	34	Executive Vice President, Chief Financial Officer and Treasurer
Marino J. Santarelli	62	Executive Vice President, Chief Operating Officer
Scott C. Bechtle	63	Executive Vice President, Chief Risk Officer
Dena M. Hall	40	Western Massachusetts Regional President, Chief Marketing Officer
Craig W. Hurty	52	Executive Vice President, Chief Human Resources Officer
Mark A. Kucia	50	Executive Vice President, Chief Credit Officer
Brandon C. Lorey	45	Executive Vice President, Head of Consumer Lending
David C. Paulson	51	Executive Vice President, Head of Wholesale Banking
Marliese L. Shaw	49	Executive Vice President, Corporate Secretary and Investor Relations
Elizabeth K. Wynnick	44	Executive Vice President, Director of Internal Audit
Samir R. Patel	52	Senior Vice President, Chief Technology Officer

(1)	Ages presented are as of December 31, 2013.

The executive officers of United Bank are elected annually and hold office until their respective successors have been elected or until death, resignation, retirement or removal by the Board of Directors.

Biographical Information of Executive Officers of United Who Are Not Directors

Scott C. Bechtle, Executive Vice President, Chief Risk Officer, joined Rockville Bank in June 2011. Prior to joining the Bank he most recently served as Credit Administration Executive for Florida Shores Bank and Executive Vice President for Florida Shores Service Company in South Florida since 2006. Prior executive roles in his over thirty years of financial services industry experiences included Executive Vice President/Regional Credit Officer at Wachovia Bank (f/k/a Southtrust Bank) and Executive Vice President/Senior Credit Officer at Bank of America (f/k/a Barnett Banks).

Dena M. Hall, Western Massachusetts Regional President, Chief Marketing Officer, joined United Bank in 2005 and served as the Senior Vice President of Marketing and Community Relations until she was promoted to her current position in May, 2014. Prior to joining the Company she was the Marketing Director at Woronoco Savings Bank (now Berkshire Bank) in Westfield, Massachusetts. Ms. Hall also serves as the President of the United Bank Foundation.

Craig W. Hurty, Executive Vice President, Chief Human Resources Officer, joined United Bank in June 2014. Previously, Mr. Hurty was with Aetna, Inc. for fourteen years where he held a variety of executive roles including Vice President, HR Shared Services, HR Head for Business Operations, and Head of Talent Strategies and Services. Prior to Aetna, Mr. Hurty developed his human resources skills in management and staff roles with PacifiCare Health Systems. Mr. Hurty began his career in the executive search and compensation consulting practice of KPMG Peat Marwick and in sales with Northwestern Mutual Life.

Mark A. Kucia, Executive Vice President, Chief Credit Officer, joined Rockville Bank in October 2005 and ran the Commercial Banking Department from August 2007 until March 2014 when he was appointed to his current position. Prior to joining the Bank, Mr. Kucia served as Vice President, Senior Commercial Real Estate Lender at Liberty Bank located in Middletown, Connecticut and worked at Mechanics Bank in Hartford, Connecticut and BayBank in Springfield, Massachusetts, in a variety of roles covering all aspects of commercial banking. Mr. Kucia’s career began at the New York City offices of National Westminster Bank, PLC, on a corporate lending team.

Brandon C. Lorey, Executive Vice President, Head of Consumer Lending, joined Rockville Bank in February 2013 and served as the Senior Vice President, Head of Consumer Lending until April 2014 when he was promoted to his current position. Prior to joining the Bank, Mr. Lorey was the Chief Credit and Lending Officer for H&R Block Bank in Kansas City where he was in charge of loan origination and credit administration. Previously, he served as Senior Vice President at Sovereign Bank in Pennsylvania and held various roles at Chevy Chase Bank, Federal Savings Bank in Maryland, including Vice President of risk, finance, operations, and direct sales.

Eric R. Newell, Executive Vice President, Chief Financial Officer and Treasurer joined Rockville Bank in May 2011 as Vice President, Treasury Officer and was promoted to Senior Vice President, Director of Treasury in March 2012. He was promoted to Executive Vice President, Head of Treasury and Corporate Strategy in May 2013, and to his current position in November 2013. Mr. Newell holds a CFA designation and his prior to joining the Bank he served as an analyst at AllianceBernstein, as an analyst for Fitch Ratings, and as a Bank Examiner with the Federal Deposit Insurance Corporation (“FDIC”), out of the Hartford, Connecticut office.

David C. Paulson, Executive Vice President, Head of Wholesale Banking, joined Rockville Bank in March 2014. Prior to joining the Bank, Mr. Paulson was with Santander Bank N.A. where he was Managing Director and Commercial Banking Executive Vice President. Prior to Santander, Mr. Paulson served as Regional Vice President – Commercial Banking Wells Fargo, as well as Commercial Banking Director, Senior Vice President for Wachovia Bank.

Samir R. Patel, Senior Vice President, Chief Technology Officer, joined Rockville Bank in February 2014. Prior to joining the Bank, Mr. Patel served at a startup bank headquartered in Greenville, South Carolina, where he was Senior Vice President and Chief Information Officer. He was Senior Technology Officer for Wells Fargo during its merger with Wachovia. Prior to Wells, Mr. Patel held several senior roles with Wachovia, Bank of America, and Accenture – a management consulting, technology services and outsourcing company.

Marino J. Santarelli, Executive Vice President, Chief Operating Officer, joined Rockville Bank in July 2011. Prior to joining the Bank, Mr. Santarelli was with Wells Fargo and its predecessor banks for seventeen years, and most recently he served as the Wells Fargo Market Executive and Business Banking Executive for Eastern Virginia.

Marliese L. Shaw, Executive Vice President, Corporate Secretary/Investor Relations, joined Rockville Bank in May 2004 as Vice President, Treasury Officer, was appointed Vice President, Treasury Officer and Investor Relations upon the close of the Company’s initial public offering and was promoted to Senior Vice President, Investor Relations in March 2012 and appointed Senior Vice President, Corporate Secretary and

Investor Relations in May 2013. She was promoted to her current position in April 2014. Prior to 2004, Ms. Shaw served as Vice President, Treasury Officer for Tolland Bank, subsidiary of Alliance Bancorp of New England, located in Vernon, Connecticut.

Elizabeth Wynnick, Executive Vice President, Director of Internal Audit joined Rockville Bank in April 2012 as Senior Vice President, Director of Internal Audit and was promoted to her current position in April 2014. Ms. Wynnick holds a CPA and CFSA designation and is licensed to practice law in Connecticut. Prior to joining the Bank, she served as General Auditor of NewAlliance Bank and as Deputy General Auditor of Webster Bank.

BENEFICIAL OWNERSHIP OF COMMON STOCK BY MANAGEMENT AND CERTAIN BENEFICIAL OWNERS

The table below sets forth information as of May 31, 2014, with respect to principal beneficial ownership of Common Stock by each Director of the Company and each of the Named Executive Officers, and by any person (including any “group” as that term is used in Section 13(d)(3) of the Securities Exchange Act of 1934) who is known to the Company to be the beneficial owner of more than 5% of the Company’s Common Stock and with respect to ownership of Common Stock by all Directors and executive officers of the Company and the Bank as a group.

Name and Address of Beneficial Owner	Number of Shares Beneficially Owned(1)		Percent of Class(2)
BlackRock, Inc.	3,731,890	(3)	7.08%
40 East 52nd Street
New York, NY 10022

Name and Address of Beneficial Owner	Number of Shares Beneficially Owned(1)		Percent of Class(2)

Non-Management Directors:

Paula A. Aiello	11,119	(4)	*
Michael A. Bars	84,086	(5)	*
Michael F. Crowley	93,693	(6)	*
Kristen A. Johnson	62,312	(7)(19)	*
Carol A. Leary	90,162	(8)	*
Raymond H. Lefurge, Jr.	106,453	(9)	*
Stuart E. Magdefrau	93,670	(10)	*
Kevin E. Ross	87,330	(11)	*
Robert A. Stewart, Jr.	72,803	(12)	*

Named Executive Officers:

William H. W. Crawford, IV	426,353	(13)(19)	*
Eric R. Newell	104,158	(14)(19)	*
Marino J. Santarelli	159,360	(15)(19)	*
Scott C. Bechtle	152,442	(16)(19)	*
Brandon C. Lorey	86,122	(17)(19)	*
John T. Lund	159,359	(18)(19)	*

All Directors and Executive Officers as a Group (17 persons)	1,690,613		3.14%

*	Less than 1% of the common stock outstanding.
(1)	Based on information provided by the respective beneficial owners and on filings with the SEC made pursuant to the Securities Exchange Act of 1934.
(2)	Based on approximately 52,655,659 shares of common stock issued and outstanding as of May 31, 2014.
(3)	Based solely on information provided in the Schedules 13G filed with the SEC by BlackRock, Inc. for Rockville Financial, Inc. and United Financial Bancorp, Inc. adjusted for the 1.3472 exchange rate applied to United stock as a result of the merger of the two companies announced on November 14, 2013 and completed on April 30, 2014. All shares are held with shared voting and dispositive power.

(4)	Includes 6,399 shares of restricted common stock and 13,808 exercisable options to purchase common stock.
(5)	Includes 27,130 shares of restricted common stock, 31,206 exercisable options to purchase common stock and 12,133 shares of which are pledged.
(6)	Includes 37,333 shares of restricted common stock and 56,360 exercisable options to purchase common stock.
(7)	Includes 11,963 shares of restricted common stock and 13,007 exercisable options to purchase common stock.
(8)	Includes 33,802 shares of restricted common stock and 56,360 exercisable options to purchase common stock.
(9)	Includes 19,717 shares held jointly with his wife, 10,616 shares held by his wife, 26,827 shares of restricted common stock and 31,206 exercisable options to purchase common stock.
(10)	Includes 13,650 shares held jointly with his wife, 25,614 shares of restricted common stock and 31,206 exercisable options to purchase common stock.
(11)	Includes 30,970 shares of restricted common stock and 56,360 exercisable options to purchase common stock.
(12)	Includes 44,060 shares of restricted common stock and 28,743 exercisable options to purchase common stock.
(13)	Includes 70,109 shares of restricted common stock and 349,607 exercisable options to purchase common stock.
(14)	Includes 14,101 shares of restricted common stock and 86,466 exercisable options to purchase common stock.
(15)	Includes 21,039 shares of restricted common stock and 135,270 exercisable options to purchase common stock.
(16)	Includes 26,427 shares of restricted common stock and 117,964 exercisable options to purchase common stock.
(17)	Includes 6,819 shares of restricted common stock and 79,303 exercisable options to purchase common stock.
(18)	Includes 20,096 shares of restricted common stock and 124,744 exercisable options to purchase common stock.
(19)	Includes shares allocated to the account of the individuals under the Rockville Bank Employee Stock Ownership Plan. The respective individuals have vested shares as follows: Mr. Bechtle – 3,051; Mr. Crawford – 5,637 shares; Ms. Johnson – 5,733 shares; Mr. Lund – 9,391 shares; Mr. Newell – 2,853; and Mr. Santarelli – 3,051 shares. Also, includes shares allocated to the account of the individuals under the Rockville Bank 401(k) Plan. The respective individuals have vested shares as follows: Ms. Johnson – 11,982 shares; Mr. Lund – 4,824 shares; and Mr. Newell – 537 shares.

Section 16(a) Beneficial Ownership Reporting Compliance

Based solely upon a review of information furnished to the Company pursuant to Rule 16a-3(e) during the year ended December 31, 2013, all of the Company’s Directors and Executive Officers subject to the reporting requirements of Section 16(a) of the Securities Exchange Act of 1934 filed all required reports on a timely basis, except that Mr. Stanton inadvertently filed one such required report two weeks late.

COMPENSATION DISCUSSION AND ANALYSIS

In this section we discuss and analyze the compensation of the “Named Executive Officers” including the Chief Executive Officer, the Chief Financial Officer and the three most highly compensated executive officers. In addition, in accordance with SEC rules, we also include our Former Chief Financial Officer. The discussion and analysis also includes a description of our decision making process as well as the Company’s compensation philosophy, programs and the material factors affecting our decision making for 2013 compensation.

Our 2013 Named Executive Officers were

William H.W. Crawford, IV	President and Chief Executive Officer
Eric R. Newell	Executive Vice President and Chief Financial Officer
Marino J. Santarelli	Executive Vice President and Chief Operating Officer
Scott C. Bechtle	Executive Vice President and Chief Risk Officer
Brandon C. Lorey	Senior Vice President and Head of Consumer Lending
John T. Lund	Executive Vice President and Former Chief Financial Officer

For additional information regarding compensation of the Named Executive Officers, see “Summary Compensation Table” and other compensation-related tables and disclosure below.

Executive Summary

Core Profits Increase and Strong Organic Growth Continues

In 2013, Rockville Financial, Inc. reported an increase in core net income. Supporting the core net income growth was a disciplined approach to non-interest expense; therefore, while revenue increased, core operating expenses were flat for six consecutive quarters.

Strong organic growth was reflected in both loans and deposits during 2013. Net loans grew organically during the year by $110 million due to a continued focus on commercial banking and expansion of that team. Specifically, total commercial loans grew by $155 million, or 17% in 2013, and were comprised of a commercial real estate portfolio increase of $80 million, or 11%, a commercial business portfolio increase of $76 million, or 44% and a $583,000, or 1%, decrease in the commercial construction portfolio.

The year-over-year decline in residential mortgage portfolio balances of $49 million is reflective of the Company’s strategy to sell fixed rate residential loans to the secondary market in the low interest rate environment that continued through the majority of 2013. As a result of a dynamic shift in the mortgage market during 2013 away from refinance activity, purchase mortgage originations increased by 33% from the prior year and totaled $126 million for the year. The Company generated $282 million of total mortgage originations in 2013 and sold residential mortgage loans totaling $212 million. Had the Company not sold residential mortgage loans in the secondary market in 2013, net loans would have increased by approximately $322 million, or 20% during the year.

The Company reported 15% deposit growth in 2013. Deposits totaled $1.74 billion at December 31, 2013 and increased $231 million from $1.50 billion at December 31, 2012, reflecting a $28 million, or 12%, increase in non-interest bearing deposits and a $203 million, or 16%, increase in interest bearing deposits.

Rockville continued to operate under its second authorization to repurchase shares for most of 2013. As of December 31, 2013, the Company had repurchased 4,108,141 shares, or 14% of total shares outstanding prior to its first repurchase program. Additionally returning capital to shareholders, the Company paid dividends for 31 consecutive quarters as of year-end 2013 and has increased the dividend payment by 54% since its second step conversion in 2011.

All of these actions contributed to performance that outpaced the Company’s peers and provided significant returns to the Company’s shareholders. In fact, as reported by SNL, Rockville Financial, Inc. had total returns of 95% for the three years ending December 31, 2013 and of 14% for the year, as compared to the SNL U.S. Thrift Index of 31% and 28% for the 3-year and 1-year period, respectively.

On November 15, 2013, the Company announced its pending transformational merger of equals with United Financial Bancorp, Inc. of West Springfield, Massachusetts. The Company has received all of its regulatory approvals and shareholder approvals, and is intensely focused on the integration of these two strong companies. We look forward to becoming a highly efficient and top performing Company, and continuing to provide exceptional service to our customers and communities.

Say on Pay Consideration

At our Annual Shareholder Meeting held on April 26, 2011 our shareholders voted to conduct advisory votes on “say on pay” and “say on pay frequency” (three years) proposals. Based on the voting results, the Board of Directors determined to hold the “say on pay” vote every three years. Our last “say on pay” vote was conducted in 2011 and our shareholders showed support of the Company’s compensation practices. Although the vote is non-binding, the Compensation Committee has considered its result and will continue to review and evolve programs and practices to ensure alignment with emerging best practices and regulatory guidelines.

Key Compensation Decisions

The Company adopted a new compensation philosophy and began applying it to our executive compensation program in 2012. Given there had been significant changes made to our executive compensation program in 2012, we did not make any major changes to our executive compensation program in 2013. Our executive compensation programs are designed to attract, motivate and retain talent. Our incentive programs are designed to promote pay for performance and reward executives for performance which ultimately creates long-term shareholder value. Annually, we review our compensation philosophy and our pay programs to ensure that our compensation program meets our objectives and aligns with our performance and business strategy while maintaining good corporate governance practices. For 2013, the following compensation decisions were made in consideration of the Company’s sustained strong performance and pending strategic merger of equals with United Financial Bancorp, Inc.

•	Base salary was reviewed and determined to be market competitive.

•	In recognition of our sustained strong performance, the annual incentives were awarded between target and maximum.

•	The annual incentive program continues to use a scorecard approach to measure performance in a balanced manner and reduce unnecessary risk taking.

•	We made annual equity awards with a mix of stock options, time-vesting restricted stock and performance shares to provide a well-balanced perspective on long-term performance.

Corporate Governance Highlights

The Company has maintained important corporate governance polices:

•	Incentive pay was directly connected to Company and individual performance.

•	The equity awards vest over a three or four year time horizon, some of which are only obtained upon meeting certain performance criteria.

•	Executives and Board of Directors are subject to a robust stock ownership policy and are in compliance with it.

•	The employment agreements with Named Executive Officers, except the CEO, have a one-year term and the Committee reviews them annually before renewal.

•	The Change in Control protection in the agreements has a double-trigger provision.

The Senior Officer Incentive Compensation Plan (the “SOICP”) includes a clawback provision allowing our Board to recoup any excess compensation paid to the Named Executive Officers if the Company restates its financial results upon which an award is based.

The following discussion provides detailed information on the compensation practices related to our Named Executive Officers for fiscal year 2013. All Named Executive Officers of the Company are also Named Executive Officers of the Bank. Equity compensation for Named Executive Officers is paid by the Company while cash compensation and benefits are provided by the Bank. We summarize our philosophy and guiding principles as well as our decision process and the outcomes of that process.

Objectives of the Company’s Compensation Programs and Compensation Philosophy

Our executive compensation programs are designed to enable the Company to attract, motivate and retain talent needed for the Company’s success, reward executives for performance, align executive interests with those of our shareholders, provide competitive compensation and ensure a balanced approach that promotes sound risk management practices.

We plan to achieve these objectives through several guiding principles.

Principles	How we achieve the principles
Provide market competitive compensation that enables the Company to attract and retain executives

•       Competitive base pay ranges are designed to target market median with flexibility to recognize individual performance, experience and contribution.

•       Total compensation is targeted to represent market (i.e. median) for meeting performance with variation in actual total compensation as appropriate to reflect individual and Company performance

•       Market is defined using a combination of published industry survey sources (representing similar size and scope) and a proxy peer group of banks similar in size and region.

•       Retention of key executives is supported through the use of multi-year vesting schedules for stock.

A significant portion of pay will be performance-based and support our goal to deliver shareholder value

•       Greater than 50% of our total compensation opportunity will be performance- based represented by our short and long-term incentive plans.

•       A portfolio of performance measures will be tied to strategic goals that are intended to deliver shareholder value.

Support a culture of ownership that aligns our executives’ interests with those of shareholders	• Ownership guidelines and holding requirements support our culture of encouraging executives to have significant stock holdings.

Focus on long-term/stock perspective and balanced approach to rewards that supports sound risk management practices

•       Long-term equity compensation supports our goal to align rewards with the time horizon of potential risk.

•       Our total compensation program in aggregate is designed to balance multiple perspectives including short / long term performance, cash / equity, relative / absolute performance and fixed / variable pay.

Risk Assessment

The Company adheres to a conservative and balanced approach to risk. Management and the Board conduct regular reviews of the business to ensure it remains within appropriate regulatory guidelines and practice. In addition, the Company is periodically examined by the Federal Reserve Bank of Boston, the Federal Deposit Insurance Corporation and the Connecticut Department of Banking.

During 2013, the Chief Risk Officer conducted a thorough risk assessment of the Company’s incentive plans and payout results for both 2013 plans and 2014 proposed plans. His in depth reviews were presented to the Compensation Committee in December 2012, December 2013 and in early 2014. Based on the Chief Risk Officer’s review, the Company concluded that the compensation programs provide appropriate balance across many performance measures, have controls on the range of payouts, allow Committee discretion in making awards and ultimately do not pose material risk to the Company. Going forward, the Company will continue to monitor and evolve its programs to ensure they are aligned with emerging regulations and best practices.

Role of the Compensation Committee, Management and the Compensation Consultant in the Executive Compensation Process

Role of the Compensation Committee

The Compensation Committee (the “Committee”) of our Board of Directors is responsible for discharging the responsibilities of the Board of Directors (the “Board”) with regard to determining compensation paid to our Named Executive Officers, as well as all other executive officers (other than payments or benefits that are generally available to all other employees of the Company). Five members of the Board of Directors sit on the Compensation Committee, each of whom is an independent director under the NASDAQ Global Select Market listing requirements. To fulfill its responsibilities, the Committee meets throughout the year (11 times in 2013) and also takes action by written consent. The Chairman of the Committee reports on Committee actions at meetings of the Company’s Board.

The Committee operates under a written charter that establishes its responsibilities. A copy of the Compensation Committee Charter can be found on the Company’s website at www.rockvillefinancialinc.com. The Committee reviews the charter annually to ensure that the scope of the charter is consistent with the Compensation Committee’s expected role. Under the charter, the Committee is charged with general responsibility for the oversight and administration of our compensation program. Annually, the Committee reviews all compensation components and performance for the Company’s Chief Executive Officer and other executive officers, including base salary, annual incentive, long-term incentives/equity, benefits and other perquisites. In addition to reviewing competitive market values, the Committee examines the total compensation mix, pay-for-performance relationship, and alignment with our compensation philosophy. The Committee also reviews the employment agreements with named executive officers. As the Committee makes decisions regarding the Chief Executive Officer and other executive officers’ compensation, inputs and data from management and outside advisors are provided for external reference and perspective. While the Chief Executive Officer makes recommendations on other executive officers’ compensation, the Committee is ultimately responsible for approving compensation for all executive officers.

Role of the Compensation Consultant

Pursuant to its charter, the Committee has the sole authority to retain, terminate, obtain advice from, oversee and compensate its outside advisors, including its compensation consultant. The Committee has access to the funding it needs to solicit advisory services to meet their requirements.

For 2013, the Committee retained Pearl Meyer & Partners (“PM&P”) as its independent executive compensation consultant. None of the Company’s management team participated in the Committee’s decision to retain PM&P. PM&P reports directly to the Committee and the Committee may replace PM&P or hire additional consultants at any time. PM&P attends meetings of the Committee, as requested, and communicates with the Chair of the Committee between meetings; however, the Committee makes all decisions regarding the compensation of the Company’s executive officers.

PM&P provides various executive compensation services to the Committee with respect to the Company’s executive officers and other key employees at the Committee’s request. The services PM&P provides include advising the Committee on the principal aspects of the executive compensation program and evolving best practices, and providing market information and analysis regarding the competitiveness of the program design and awards in relationship to its performance.

The Committee regularly reviews the services provided by its outside consultant and believes that PM&P is independent in providing specialized executive compensation consulting services. The Committee conducted a specific review of its relationship with PM&P in 2013, and determined that PM&P’s work for the Committee did not raise any conflicts of interest, and is consistent with the guidance provided under the Dodd-Frank Act, the SEC and the NASDAQ. The Committee continues to monitor the independence of its compensation consultant on a periodic basis.

Role of the Company’s Management

The Company’s Management provides information and input, as requested by the Compensation Committee to facilitate decisions related to executive compensation. At the start of each year, the Chief Executive Officer develops proposed Company goals and objectives that are reviewed and approved by the Board of Directors. Performance measures for the incentive plan are derived from the Board approved goals.

Members of management may be asked to provide input relating to potential changes in compensation programs for review by the Compensation Committee. The Chief Executive Officer and the Executive Vice President of Human Capital provide the Committee and other advisors with Company information related to the Committee’s needs.

The Compensation Committee occasionally requests members of executive management to be present at Committee meetings where executive compensation and Company or individual performance are discussed and evaluated. Executives are free to provide insight, suggestions or recommendations regarding executive compensation; however, only Committee members are allowed to vote on decisions regarding executive compensation.

The Chief Executive Officer reviews executive performance with the Committee and makes recommendations relating to executive compensation decisions. The Committee meets with the Chief Executive Officer to discuss his own performance and compensation package, but ultimately decisions regarding his package are made solely based upon the Committee’s deliberations. Decisions regarding other executives’ performance and compensation are made by the Committee considering recommendations from the Chief Executive Officer.

Inputs to Committee Decisions

Competitive Benchmarking

Understanding the competitive landscape is a key element the Committee considers in setting program targets and making compensation decisions. The Committee relies on data and advice of PM&P, which provides benchmarking data, best practices information and general education to members of the Committee as needed throughout the year.

A primary data source used in setting a competitive market for the Named Executive Officers is the information publicly disclosed by a custom peer group currently consisting of twenty-four (24) publicly traded banks of similar asset size and region. The peer group represents banks and thrifts approximately a half to two times the Company’s assets (~ $1.0 billion to $4.0 billion), located in Connecticut, Massachusetts, Rhode Island, New Jersey and New York (excluding Manhattan). The peer group was approved by the Committee. The peer companies are reviewed regularly and may change slightly depending on changes in the market place, acquisitions, divestures and business focus of the Company. The following banks were included in the 2013 competitive assessment conducted by PM&P:

Alliance Financial Corporation*	Hudson Valley Holding Corp.
Arrow Financial Corporation	Lakeland Bancorp, Inc.
BCB Bancorp, Inc.**	Northfield Bancorp, Inc.**
Berkshire Hills Bancorp, Inc.*	Ocean Shore Holding Co.**
Bridge Bancorp, Inc.	OceanFirst Financial Corp.
Brookline Bancorp, Inc.*	Oritani Financial Corp.
Cape Bancorp, Inc.**	Peapack-Gladstone Financial Corporation
Center Bancorp, Inc.	Provident New York Bancorp
Chemung Financial Corporation**	Suffolk Bancorp
Enterprise Bancorp, Inc.	Sun Bancorp, Inc.
Financial Institutions, Inc.	Tompkins Financial Corporation*
First Connecticut Bancorp, Inc.	United Financial Bancorp, Inc.
First Long Island Corporations	Washington Trust Bancorp, Inc.
Hingham Institution for Savings**	Westfield Financial, Inc.

*	Only in 2012 peer group; **only in 2013 peer group

In addition to the peer group, the Consultant, PM&P, includes data from other industry surveys such as the the PM&P Northeast Banking Compensation Survey and the ABA Compensation & Benefits Survey Report. Both surveys are broad-based compensation surveys with more than 100 financial institutions. The information from these competitive data sources were used to make 2013 base salary adjustments and to confirm award targets and ranges of our incentive programs.

2013 Executive Compensation Program Components and Decisions

The Company’s executive compensation program consists of the following components: base salary, short-term incentive, long-term equity awards and participation in our employee and executive benefit plans.

Base Salaries. Base salaries are reviewed annually and adjusted as appropriate to reflect each executive’s performance, contribution, experience and pay relative to the market. Internal responsibilities and relationships which may be unique to the Company are taken into consideration. Our goal is to provide market competitive base salaries recognizing each individual’s particular responsibilities, experience and contributions at the Company.

The following summarizes the 2012 and 2013 salaries for the Company’s Named Executive Officers:

Named Executive Officer	2012 Base Salary	2013 Base Salary	% of Increase

Mr. William H. W. Crawford, IV	$436,000	$476,000	9%

Mr. Eric R. Newell	$197,000	$215,000	9%

Mr. Marino J. Santarelli	$264,000	$280,000	6%

Mr. Scott C. Bechtle	$220,000	$240,000	9%

Mr. Brandon C. Lorey	—	$240,000	—

Mr. John T. Lund	$218,000	$230,000	6%

The salary increases were in part designed to bring individuals closer to the market mid-point, while allowing reflection of each executive’s experience and performance.

Short-Term Incentive Compensation. All executive officers participate in the Company’s Senior Officer Incentive Compensation Plan (the “SOICP”) which is administered by the Compensation Committee of the Board of Directors. The SOICP is an annual compensation plan specifically designed to encourage participants to focus on key performance goals during the fiscal year. The SOICP provides participants with an opportunity to earn variable rewards that are contingent on a combination of Company and Individual performance.

Each participant has a defined incentive opportunity expressed as a percentage of base salary. The incentive opportunity reflects a target award that will be paid assuming all financial and individual goals are achieved. The target incentive opportunity is 60% of base salary for the Chief Executive Officer and 40% for the Executive Vice Presidents and certain Senior Vice Presidents.

For 2013, the Committee (with input from the CEO) established plan goals and award opportunities for the SOICP. During 2013, performance was measured by a combination of Company and individual goals to support a “balanced” view of performance and incorporate sound risk management features.

The 2013 goals for executives included:

•	(25%) Earning Asset Growth

•	(25%) Non-Interest Expense

•	(25%) Non-Performing Assets/Total Assets as measured by an SNL Performance Comparison Group (“asset quality”)

•	(25%) Individual Performance

The SNL Performance Comparison Group used for measuring performance in the SOICP is used for asset quality analytical purposes only. The Performance Comparison Group is reviewed and approved by the Committee. The group is defined as the SNL U.S. Bank and Thrift Index.

Performance for each measure is defined at threshold, target and stretch levels which are designed to result in corresponding payouts (50%, 100% and 150% for Executive Vice Presidents and certain Senior Vice Presidents and 50%, 100% and 125% for CEO). Awards are interpolated in between these levels to provide for incremental rewards.

In order for the SOICP to “activate” the Company must attain 80% of the budgeted Net Income After Taxes (NIAT), ($8.07 million in 2013). If this level of NIAT is not met, the SOICP will not pay out any awards regardless of performance on other goals. Once 80% of the NIAT is achieved, the incentive plan will activate and payouts will be determined based on Company and individual performance as defined below.

As soon as practical, following the end of the fiscal year, performance is assessed against the Company goals to determine payouts related to each performance measure. The Chief Financial Officer validates and confirms the results in comparison to the SOICP’s performance metrics, and communicates that assessment to the Executive Vice President of Human Capital and the Compensation Committee Chairman through the Chief Executive Officer. Individual performance is assessed for each executive to determine the award related to individual goals. The final payout is then calculated for each executive. With respect to executive officers, the President and Chief Executive Officer and Executive Vice President of Human Capital present the incentive award payments as determined by the incentive formula to the Compensation Committee for review and approval. The Committee meets in executive session to assess the Chief Executive Officer’s performance and determine his incentive award.

For fiscal year 2013, the Company met stretch performance goals for all three corporate performance measures. The following table summarizes performance achievement relative to the financial goals.

Performance Measure	Weighting	Threshold	Target	Stretch		Actual	Earned %
Earning Asset Growth	25%	4%-6%	6%-8%	8+	%	15%	150%
Non-Interest Expense (in millions)	25%	$61.60	$60.10	$58.60		$58.40	150%
NPA/Total Assets As Measured by SNL Performance Comparison Group	25%	50th Percentile	33rd Percentile	25th Percentile		Top Quartile	150%
Individual Performance	25%		Individual Goals			Varied	Varied

Total	100%

The individual performance component of the SOICP is based on the Chief Executive Officer’s recommendation to the Compensation Committee of each individual’s performance. Individual performance is evaluated based on a payout scale of 50% to 150%.

For 2013, all Named Executive Officers exceeded their performance goals and received near stretch level payout for the individual component. Some of the individual items that were considered include:

•

Mr. Newell played a key strategic role in the pending merger of Rockville Bank and United Bank, and his financial acumen has been critical as the Company makes progress towards its successful completion of this transformational merger. Additionally, Mr. Newell’s management of the Treasury function was instrumental to the financial results of the Company.

•

Mr. Santarelli was instrumental in the successful completion of key projects which focused on revenue enhancement, expense reduction and improved efficiencies. Mr. Santarelli’s leadership was instrumental in the strong deposit growth posted by the Company in 2013.

•

Mr. Bechtle’s management of the Company’s risk management has led to continued strong results in audit and regulatory findings. Additionally, his direct involvement in the loan approval and credit administration processes allowed the Company to attain some of the industry’s highest asset quality metrics.

•

Mr. Lorey provided dynamic leadership for the Consumer Lending Division. Under Mr. Lorey’s direction, total consumer loan production increased to $328 million and turnaround time improved by 16%, while at the same time reducing processing errors. Additionally, he enhanced the secondary marketing capabilities of the Bank allowing for both bulk and single loan sales.

•

Mr. Lund successfully presided over the timely and accurate completion of all regulatory filings. Additionally, he provided excellent directional oversight in seeking new and maintaining existing expense reductions.

The earned incentive award is paid between January 1, 2014 and March 15, 2014, except as otherwise provided, with respect to participants in the SOICP who are Named Executive Officers. A participant who has retired, died or become disabled during the 2013 plan year in accordance with the provisions of the “Eligibility” section of the plan will be eligible for a pro-rated payment of the entire earned incentive award based on goals actually achieved in 2013, but prorated as of the date of termination based on the number of days of employment in 2013 divided by 365, and such pro-rated award shall be paid between January 1, 2014 and March 15, 2014. Payment of earned incentive awards will be made in cash except that the Company may, at its sole discretion, make payment of earned incentive awards to Named Executive Officers in the form of shares of Company stock, the value of which shall equal the amount to be paid, as determined by the Compensation Committee of the Board.

As a result, the following incentive awards were allocated to the Named Executive Officers based on the actual performance of the Company and the individuals during fiscal year 2013:

Named Executive Officer	2013 Incentive Target	2013 Incentive Actual	% of Target Incentive

Mr. William H.W. Crawford, IV	$285,600	$346,290	121%

Mr. Eric R. Newell	$86,000	$125,130	146%

Mr. Marino J. Santarelli	$112,000	$162,960	146%

Mr. Scott C. Bechtle	$96,000	$139,680	146%

Mr. Brandon C. Lorey	$96,000	$139,680	146%

Mr. John T. Lund	$92,000	$116,400	127%

Long-Term Equity Awards. The Compensation Committee and management believe that equity compensation is a critical component of a total direct compensation package which enhances the Company’s ability to recruit, retain and reward key talents needed for the Company’s success, align executives’ interests with those of our shareholders, encourage executives’ best performance and provide additional incentives for long-term sustained performance. Our shareholders approved the Rockville Financial, Inc. 2012 Stock Incentive Plan at the 2012 annual shareholder meeting, which allows us to execute our philosophy by providing equity compensation to our key executives and Board members.

The Compensation Committee approved equity awards to members of the executive management team, including the CEO, NEOs and Directors, pursuant to the Company’s shareholder-approved 2006 Stock Incentive Award Plan (the “2006 Plan”) and the 2012 Stock Incentive Plan (the “2012 Plan.”) In determining the form of equity to be granted, the Committee considered many factors including the ability to drive corporate performance, retention, executive officers’ current stock ownership level, tax and accounting treatment and the impact on dilution. Awards were made in consideration of market practice and alignment with the Company’s compensation philosophy. The 2013 equity grants were comprised of stock options, time-vesting restricted stock and performance-vesting restricted stock (“performance shares”).

	2013 Equity Awards
Named Executive Officer	Target LTI as % of Base	The 2012 Plan Time- Vested Restricted Stock (# of Shares)	The 2012 Plan Performance- Vested Restricted Stock (# of Shares)	The 2006 Plan Stock Options (# of Shares)	The 2012 Plan Stock Options (# of Shares)	Total Value at Target ($000)
Mr. William H.W. Crawford, IV	50%	4,490	4,490	16,346	49,038	$238
Mr. Eric R. Newell	30%	1,216	1,216	4,429	13,289	$65
Mr. Marino J. Santarelli	35%	1,849	1,849	6,730	20,192	$98
Mr. Scott C. Bechtle	30%	1,358	1,358	4,945	14,835	$72
Mr. Brandon C. Lorey*	30%	1,358	1,358	4,945	14,835	$72
Mr. John T. Lund	30%	1,301	1,301	4,739	14,217	$69

*	In addition, Mr. Lorey received new hire grants on February 11, 2013; 7,770 shares of time-vesting restricted stock and 59,523 shares of stock options.

Stock options from the 2006 Plan have an incremental vesting schedule which vests 20% upon grant with the remaining 80% vested 20% annually over the next four years. Stock options and time-vested restricted stock granted from the 2012 Plan have an incremental vesting schedule which vests 25% upon grant with the remaining 75% vested 25% annually over the next three years.

Performance-vested restricted stock have a three-year performance period (July 1, 2013 – June 30, 2016) with performance criteria reflecting two key financial measures with equal weighting: Non-Performing Loans over total loans and 3-Year Total Shareholder Return. These goals were selected to reflect our focus of sound risk management and shareholder value enhancement over the long-term horizon. Performance will be evaluated after three years based on the Company’s performance relative to the SNL U.S. Bank and Thrift index with assets between $1 billion and $10 billion.

3 year Performance Relative to SNL U.S. Bank & Thrift Index	Payout Schedule
75th and 100th percentile	130% of target
50th and 74th percentile	100% of target
35th and 49th percentile	50% of target
Below the 35th percentile	0% of target

Each measure’s performance is determined independently. The performance-based restricted stock will be vested as soon as practical after performance results are known and the Committee reviews and approves the results.

Equity Compensation Grant Practices

The Committee is solely responsible for the development of the schedule of equity awards made to our Chief Executive Officer and the other Named Executive Officers. As a general matter, the Committee’s process is independent of any consideration of the timing of the release of material non-public information, including with respect to the determination of grant dates or stock option exercise prices. Similarly, we have never timed the release of material non-public information to affect the value of executive compensation. In general, the release of such information reflects long-established timetables for the disclosure of material non-public information such as earnings reports or, with respect to other events reportable under federal securities laws, the applicable requirements of such laws with respect to timing of disclosure. The Committee’s decisions are reviewed by the full Board of Directors.

In accordance with our equity plan, the Compensation Committee may grant stock options only at or above fair market value, which is defined as the closing sales price of our common stock on the NASDAQ on the date of grant.

Stock Ownership Guidelines:

In 2012, the Compensation Committee implemented stock ownership guidelines to encourage select senior executive officers and directors to hold meaningful ownership in Company stock and align their interests with those of our shareholders.

Our policy requires senior executive officers and Board members to obtain and maintain beneficial ownership (by Company grant and through individual purchase) of the following amount of shares in the Company’s common stock.

Position / Level	Requirement
Directors
Board Member	3 times Board retainer
Senior Executive Officers
Chief Executive Officer	3 times base salary
Executive Vice Presidents	2 times base salary
Senior Vice Presidents	1 times base salary

Beneficially owned shares include shares that the individual owns or has voting power including the power to vote, or to direct the voting; and/or, investment power including the power to dispose or to direct the disposition. Shares owned by an individual in the Company’s benefit plans (e.g. 401(k), ESOP) count toward the stock ownership requirement. In addition, unvested time-vesting restricted stock count toward the stock ownership requirements since those shares convey voting rights during the vesting period.

Until the requirement is met, senior executive officers and Directors are expected to hold 75% of net of tax shares from equity grants.

Hedging Policy and Pledging Restrictions:

Our policy prohibits our senior executive officers and Directors from engaging in transactions having the effect of hedging the unvested portion of any equity or equity-linked award. In addition, the Company does not permit shares pledged for senior executive officers and Directors to be applied toward stock ownership guidelines, and limits the number of shares they may pledge.

Chief Executive Officer Compensation Review

In recognition of his strong performance and market data provided by PM&P, the Committee increased the CEO’s base salary by 9% to $476,000. His short-term incentive target was maintained at 60% of base salary and his cap stayed at 125% of the target. Mr. Crawford’s 2013 incentive, determined under the SOICP, was $346,290 or approximately 121% of his target incentive. He received equity grants with a fair market value of $237,984 comprised of $118,999 of stock options and $118,985 of restricted stock (50% time-vesting and 50% performance-vesting).

Also pursuant to his employment agreement, the Committee granted a defined contribution supplemental executive retirement plan (“SERP”) in December 2012. The SERP provides Mr. Crawford with annual contributions on the last day of the plan year equal to 30% of base salary, less all employer contributions (other than matching contributions) to his accounts under the 401(k) Plan, the Employee Stock Ownership Plan and the Supplemental Savings and Retirement Plan. Mr. Crawford has the opportunity to receive an additional annual contribution equal to 15% of base salary if certain performance criteria are achieved during overlapping three-year performance periods, as established within ninety (90) days of the beginning of each performance period by the Committee.

Benefits and Supplemental Executive Retirement Plans

In addition to the compensation paid to executive officers as described above, executive officers received, along with and on the same terms as other employees, certain benefits pursuant to the 401(k) Plan, the Employee Stock Ownership Plan, and life insurance. All of the Named Executive Officers are also eligible to participate in the Supplemental Savings and Retirement Plan. This Plan provides restorative payments to select highly compensated executives designated by the Compensation Committee who are prevented by federal law from receiving the full benefits contemplated by the 401(k) Plan and Employee Stock Ownership Plan.

The Company offered a tax-qualified defined benefit Pension Plan for the benefit of employees hired prior to January 1, 2005. During 2012, the Committee reviewed the Bank’s retirement program, benefit trends and best practices, and made a strategic decision to hard freeze the Pension Plan effective as of December 31, 2012. For a transition, the Committee approved to provide transitional credit for current Pension Plan participants to the 401(k) Plan equal to an additional 3% of compensation for each year beginning in 2013 and through 2017. None of the current Named Executive Officers are participants in this plan.

Mr. Lund participates in an individual Supplemental Executive Retirement Agreement designed to provide him with retirement benefits outside of the Retirement Plan of Rockville Bank which was closed to new entrants as of January 1, 2005. The Committee believes this nonqualified supplemental retirement benefit is both appropriate and common for executives based on information reviewed by the Committee at the time the plan was established.

In December 2012, the Company adopted a defined contribution supplemental executive retirement plan (“SERP”) for Mr. Crawford to fulfill the promise made in Mr. Crawford’s 2011 employment agreement, as well as to encourage retention and provide an additional opportunity for long-term performance-based compensation. The SERP provides Mr. Crawford annual contributions on the last day of the plan year equal to 30% of base salary, less all employer contributions (other than matching contributions) to his accounts under the 401(k) Plan, the Employee Stock Ownership Plan and the Supplemental Savings and Retirement Plan. Mr. Crawford has the opportunity to receive an additional annual contribution equal to 15% of base salary if certain performance criteria are achieved during overlapping three-year performance periods, as established within ninety (90) days of the beginning of each performance period by the Committee. The initial performance periods ending December 31, 2013 and December 31, 2014, are based on one-year and two-year periods, respectively, each commencing on January 1, 2013. The first full three-year performance period is the period commencing on January 1, 2013 and ending on December 31, 2015.

In addition to the contributions described above, the SERP account balance is credited with interest each month based on the monthly Moody’s Seasoned Aaa Corporate Bond Yield. At termination of employment, Mr. Crawford receives his vested account balance, payable as a lump sum on the first day of the month following the one year anniversary of his separation from service. If termination occurs for reasons other than death, disability, involuntary termination following a change in control, or for cause, the percentage of the account that is vested is as follows: 0% prior to December 31, 2015; 50% if still employed at December 31, 2015, and an additional 10% at each subsequent anniversary until fully vested, if Mr. Crawford remains continuously employed by the Company through December 31, 2020. If termination occurs due to death or disability, the account balance becomes 100% vested and the balance is distributed as a lump sum payment on the first of the month following separation from service. Upon involuntary termination (or termination for good reason) within two years following a change in control, the account balance becomes 100% vested and an additional amount is added to the account equal to the product of A and B, where:

•

A is an amount equal to 30% of annual salary, less all employer contributions (other than matching contributions) to Mr. Crawford’s accounts under the 401(k) Plan, the Employee Stock Ownership Plan and the Supplemental Savings and Retirement Plan for the respective plan year, and;

•	B is the lesser of 10 or the number of years between Mr. Crawford’s age at separation from service and age 65.

All benefits under the SERP are forfeited if Mr. Crawford is terminated for cause. As the SERP is an unfunded, non-qualified plan, Mr. Crawford has the status of an unsecured general creditor of the Company with respect to the benefits accrued under the SERP.

Mr. Crawford, Mr. Santarelli and Mr. Bechtle received automobile allowances, and Mr. Crawford, Mr. Bechtle and Mr. Lorey received club dues reimbursement, the value of which is disclosed in the notes to the Summary Compensation Table.

Death Benefits for Certain Officers

The Bank maintains an unfunded plan for a select group of officers whose lives have been insured by Bank Owned Life Insurance (“BOLI”) pursuant to which $25,000 is payable to a beneficiary designated by the officer upon the death of the officer while actively employed by the Bank or after attaining eligible to retirement age. The benefits of the Plan are primarily for the Bank but each policy provides that a $25,000 portion of the proceeds upon death be paid to the officer’s designated beneficiary.

Executive Employment/Severance Agreements

The Company has entered into employment agreements with all of its Named Executive Officers and certain non-executive officers. All of these contracts reflect a term of one year, with the exception of Mr. Crawford, CEO, who has a three year contract. On November 14, 2013, the Committee entered into a new employment agreement with Mr. Crawford with an initial term of three years, effective as of April 30, 2014. The term of the agreement is until April 30, 2017, subject to possible annual extensions. The agreement provides for an initial base salary of $500,000 per year. The agreement also provides that Mr. Crawford will be eligible to earn annual incentive compensation with an incentive target in amounts determined by the Company’s Compensation Committee. Mr. Crawford will be eligible to participate in employee and executive benefit plans and programs of the Bank.

The employment agreements include change of control provisions. The Company believes these agreements are necessary to promote a stable executive team during the transition process and appropriate to provide a level of financial security so that executives will remain focused on shareholders’ and customers’ interests in connection with the change in control.

Named Executive Officers are not entitled to receive severance benefits due simply to a change in control. The change in control provisions provide for the payment of severance benefits upon a “double trigger” event. A “double trigger” event used in this context means that an executive is only entitled to change in control benefits if the executive’s employment is terminated without cause or the executive resigns for good reason within two years of a change in control.

If the payments and benefits payable in connection with a change in control would be subject to the excise tax under Section 4999 of the Internal Revenue Code (the “Code”), the Named Executive Officer will receive either (a) the payment reduced to the maximum amount that will not result in any excise tax under Code Section 4999 being triggered; or (b) the full payment, in which case, the Named Executive Officer will be responsible for paying the excise tax, but only if this alternative leaves the Named Executive Officer in a better after-tax position.

Tax, Accounting and Other Considerations

The Compensation Committee considers the effects of tax and accounting treatments when it determines executive compensation. For example, in 1993, the Internal Revenue Code was amended to disallow publicly traded companies from receiving a tax deduction on compensation paid to executive officers in excess of $1 million (section 162(m) of the Code), unless, among other things, the compensation meets the requirements for performance-based compensation. In structuring Rockville’s compensation programs and in determining executive compensation, the Committee takes into consideration the deductibility limit for compensation. The Committee reserves the right, however, in the exercise of its business judgment, to establish appropriate compensation levels for executive officers that may exceed the limits on tax deductibility established under Section 162(m) of the Code. The employment contracts for the Named Executive Officers were amended in 2012 and contain change of control limitation provisions pursuant to Internal Revenue Code Section 280G. If a change in control payment exceeds the limit for deductible payments under Section 280G of the Internal Revenue Code, the higher of (i) safe harbor amounts; or (ii) full payments after tax (i.e., “best of after-tax benefit”) will be paid to the Named Executive Officer. For the full payments, the Named Executive Officer is responsible for paying the excise tax. The Compensation Committee takes into consideration the accounting effects of Financial Accounting Standards Board (FASB) Accounting Standards Codification (ASC) Topic 718 in determining vesting periods for stock options and restricted stock awards under the Rockville Financial, Inc. 2006 Stock Incentive Award Plan and the Rockville Financial, Inc. 2012 Stock Incentive Plan.

COMPENSATION COMMITTEE REPORT ON EXECUTIVE COMPENSATION

The Compensation Committee has reviewed and discussed with Management the “Compensation Discussion and Analysis” disclosure appearing above in this Proxy Statement. Based on this review and discussion, the Compensation Committee recommended to the Board of Directors of the Company that the Compensation Discussion and Analysis be included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2013, which incorporates by reference the disclosure contained in this Proxy Statement.

April 28, 2014

The Compensation Committee:

Kristen A. Johnson, Chairman

David A. Engelson, Vice Chairman

C. Perry Chilberg

Raymond H. Lefurge, Jr.

Rosemarie Novello Papa

COMPENSATION OF EXECUTIVE OFFICERS AND TRANSACTIONS WITH MANAGEMENT

Summary Compensation Table

The following table sets forth certain information with respect to the compensation of our principal executive officer, principal financial officer, three most highly compensated executive officers, and our former Chief Financial Officer. Each individual listed in the table below may be referred to as a Named Executive Officer or NEO or Executive Officer. No options or other equity-based awards were repriced or otherwise modified during 2013 for the Named Executive Officers.

Name and Principal Position (a)	Year (b)	Salary(2) (c)$	Bonus(3) (d)$	Stock(4) Awards (e)$	Option Awards (5) (f)$	Non- Equity Incentive Plan Compensation (6) (g)$	Change in Pension Value and Nonqualified Deferred Compensation Earnings(7) (h)$	All Other Compensation (8) (i)$	Total (j)$
William H. W. Crawford, IV President and Chief Executive Officer	2013 2012 2011	439,925 429,006 399,231	0 0 300,000	118,985 1,053,007 64,990	118,999 352,121 184,996	346,290 327,375 205,000	0 0 0	305,077 178,715 169,921	1,329,276 2,340,224 1,324,138
Eric R. Newell(1) Executive Vice President, Chief Financial Officer and Treasurer	2013 2012 2011	201,396 0 0	0 0 0	32,224 0 0	32,247 0 0	125,130 0 0	0 0 0	48,245 0 0	439,242 0 0
Marino J. Santarelli Executive Vice President, Chief Operating Officer	2013 2012 2011	264,831 260,169 105,769	0 0 0	48,999 260,584 43,744	48,998 126,549 81,472	162,960 158,400 100,000	0 0 0	69,752 76,674 24,093	595,540 882,376 355,078
Scott C. Bechtle(1) Executive Vice President, Chief Risk Officer	2013 2012 2011	244,846 216,077 0	0 0 0	35,987 260,584 0	36,000 126,549 0	139,680 132,000 0	0 0 0	62,989 70,032 0	519,502 805,242 0
Brandon C. Lorey(1) Senior Vice President, Head of Consumer Lending	2013 2012 2011	204,923 0 0	85,000 0 0	135,987 0 0	135,999 0 0	139,680 0 0	0 0 0	153,816 0 0	855,405 0 0
John T. Lund(1) Executive Vice President, Chief Financial Officer and Treasurer	2013 2012 2011	217,931 216,069 194,746	0 0 0	34,477 222,910 29,393	34,500 108,257 54,598	116,400 130,800 90,000	See footnote 7 64,950 56,570	52,166 53,109 41,811	455,474 796,095 467,118

(1)	Mr. Newell became a Named Executive Officer in November 2013; Mr. Bechtle became a Named Executive Officer in 2012; Mr. Lorey was hired in February 2013; Mr. Lund served as Chief Financial Officer until November 2013.
(2)	Reflects actual base salary amounts paid for fiscal years 2011-2013. Annualized base salaries as of December 31, 2013 were as follows: Mr. Crawford: $476,000; Mr. Newell: $215,000; Mr. Santarelli: $280,000; Mr. Bechtle: $240,000; Mr. Lorey: $240,000; and Mr. Lund: $230,000.
(3)	The amount shown represents new hire bonus for Mr. Crawford in 2011 and Mr. Lorey in 2013.
(4)	These amounts represent the aggregate grant date fair value of restricted stock awards made pursuant to Rockville’s 2012 Stock Incentive Plan determined in accordance with FASB Topic 718. All time-vesting restricted stock awards vest 25% upon grant and 25% per year over the next three years. All performance-vesting restricted stock awards vest 100% upon the three year anniversary of the grant if such defined performance metrics are met. The value attributed to performance shares in the Summary Compensation table above (50% of the total value of the Stock Awards) reflects target performance. The maximum value assuming performance at stretch level would be: Mr. Crawford, $136,833, Mr. Newell, $37,058, Mr. Santarelli, $56,348, Mr. Bechtle, $41,385, Mr. Lorey, $41,385; and Mr Lund: $39,648. Assumptions made in valuing these awards are disclosed in footnote 14, “Share-Based Compensation Plans” to Rockville’s Consolidated Financial Statements for the year ended December 31, 2013 as contained in Rockville’s Annual Report on Form 10-K incorporated herein by reference.
(5)	These amounts represent the aggregate grant date fair value of stock option awards made pursuant to both Rockville Financial, Inc. 2006 Stock Incentive Award Plan and Rockville Financial Inc. 2012 Stock Incentive Plan determined in accordance with FASB Topic 718. The stock options awarded in December 2006 vested on December 13, 2008. All other stock option awards granted from the 2006 Stock Incentive Award Plan vest 20% upon grant and 20% per year over the next four years. Stock option awards granted from the 2012 Stock Incentive Plan vest 25% upon grant and 25% per year over the next three years. Assumptions made in valuing these awards are disclosed in footnote 14, “Share-Based Compensation Plans” to Rockville’s Consolidated Financial Statements for the year ended December 31, 2013 as contained in Rockville’s Annual Report on Form 10-K incorporated herein by reference.

(6)	Reflects the annual bonus award earned for fiscal year 2013 under the Rockville Bank Senior Officer Incentive Compensation (SOICP) Plan.
(7)	Reflects the changes in the present value of the life annuity from fiscal year end 2012 to 2013 for the non-qualified defined benefit retirement plan (Supplemental Executive Retirement Agreement). The present value decreased by $2,750 due to discount rate increase.

Name	Retirement Plan (Pension)	Supplemental Executive Retirement Plan	Supplemental Savings & Retirement Plan	Supplemental Executive Ret. Agreement	Total
		(SERP)		(Flat $ Benefit)
William H.W. Crawford, IV	$0	$0	$0	$0	$0
Eric R. Newell					0
Marino J. Santarelli					0
Scott C. Bechtle					0
Brandon C. Lorey					0
John T. Lund				(2,750)	(2,750)

(8)	All Other Compensation includes 401(k) matching contributions, automobile allowance, ESOP contributions, Company Contribution to Supplemental Savings and Retirement Plan, present value of SERP, Group term life insurance premium and dividends on unvested restricted stock awards.

The following table shows individual amounts for fiscal year 2013 included in the “All Other Compensation” column.

All Other Compensation – Break Out

Name and Principal Position	401(k)(a)	Employee Stock Ownership Plan(b)	Bank Owned Life Insurance(c)	Group Term Life Insurance(d)	Dividend Paid(e)	Automobile Allowance	Supplemental Savings and Retirement Plan	Supplemental Executive Retirement Plan(f)	Other(g)	Total
William H.W. Crawford, IV	$15,300	$18,858	$305	$360	$30,229	$9,000	$53,800	$136,284	$40,941	$305,077
Eric R. Newell	15,300	18,858	305	192	5,870	0	7,720	0	0	48,245
Marino J. Santarelli	15,300	18,858	305	2,726	8,711	6,000	17,852	0	0	69,752
Scott C. Bechtle	15,300	18,858	305	594	7,293	6,000	14,045	0	594	62,989
Brandon C. Lorey	9,308	18,858	153	208	2,224	0	2,127	0	120,938	153,816
John T. Lund	15,300	18,858	305	327	7,377	0	9,999	0	0	52,166

(a)	Rockville’s matching and Safe Harbor contributions to the qualified defined contribution 401(k) retirement plan.
(b)	Rockville’s contributions allocated under the Employee Stock Ownership Plan for 2013. As of December 31, 2013, the executives were each 100% vested in the Plan due to the merger of the Plan with the Rockville Bank 401(k) Plan, effective January 1, 2014.
(c)	The cost of a $25,000 death benefit through Bank Owned Life Insurance. Each Executive has two such benefits.
(d)	Group term life insurance premiums for coverage in excess of $50,000.
(e)	Dividends paid on unvested, time-vesting restricted stock and dividend equivalents accrued on unvested, performance- vesting restricted stock.
(f)	The present value of Mr. Crawford’s SERP based on his current compensation structure.
(g)	Mr. Crawford’s Other Compensation includes club dues reimbursement. Mr. Bechtle’s other compensation includes club dues reimbursement. Mr. Lorey’s other compensation includes moving expense ($91,847) and club dues reimbursement ($29,091).

Grants of Plan-Based Awards

The following table presents information on plan-based compensation in 2013 for the Named Executive Officers. The restricted stock awards were granted under the Rockville Financial, Inc. 2012 Stock Incentive Plan (the “2012 Plan”) and the stock option awards were granted under the Rockville Financial, Inc. 2006 Stock Incentive Award Plan (the “2006 Plan”) and the 2012 Plan. See the CD&A “Incentive Compensation” and “Stock Awards” section for detailed descriptions.

Name (a)	Grant Date(1) (b)	Estimated Possible Payouts Under Non-Equity Incentive Plan Awards(2)			Estimated Possible Payouts Under Equity Incentive Plan Awards(3)			All Other Stock Awards: Number of Shares of Stock or Units (#) (i)	All Other Stock Awards: Number of Securities Under- lying Options (#) (j)	Exercise or Base Price of Option Awards(4) ($/Sh) (k)	Grant Date Fair Value of Stock and Option Awards(5) ($/Sh) (l)
		(c)	(d)	(e)	(f)	(g)	(h)
		Threshold ($)	Target ($)	Maximum ($)	Threshold (#)	Target (#)	Maximum (#)
William H.W. Crawford, IV	6/21/13	$142,800	$285,600	$357,000	2,245	4,490	5,837	8,980	65,384	13.25	237,984
Eric R. Newell	6/21/13	43,000	86,000	129,000	608	1,216	1,581	2,432	17,718	13.25	64,471
Marino J. Santarelli	6/21/13	56,000	112,000	168,000	925	1,849	2,404	3,698	26,922	13.25	97,997
Scott C. Bechtle	6/21/13	48,000	96,000	144,000	679	1,358	1,765	2,716	19,780	13.25	71,987
Brandon C. Lorey	6/21/13	48,000	96,000	144,000	679	1,358	1,765	2,716	19,780	13.25	71,987
	2/11/13							7,770	59,523	12.87	199,999
John T. Lund	6/21/13	46,000	92,000	138,000	651	1,301	1,691	2,602	18,956	13.25	68,977

(1)	This column shows the date of the grant for all equity awards granted in 2013.
(2)	For Mr. Crawford, the Annual Incentive Compensation Plan target represents 60% of base salary. All other executives’ Annual Incentive Compensation Plan targets as a percentage of base salary are 40% of base salary. Incentive opportunity ranges from 50% to 150% of target for NEOs and 50% to 125% for Mr. Crawford.
(3)	Vesting will be determined by the Company’s relative performance of three-year Loan Growth and Total Shareholder Return. The payout ranges from 50% to 130% of target.
(4)	Exercise price represents the closing price on the grant date.
(5)	For stock option awards column (l) reflects the grant date FASB Topic 718 fair value for awards disclosed in column (j); the Black-Scholes value ($1.82 per share for the grant dated June 21, 2013 and $1.68 for the grant dated February 11, 2013). Assumptions made in valuing these awards are disclosed in footnote 14, “Share-Based Compensation” to Rockville’s Consolidated Financial Statements for the year ended December 31, 2013 as contained in Rockville’s Annual Report on Form 10-K incorporated herein by reference.

Stock Incentive Award Plans

The Board of Directors and shareholders of the Company approved the Rockville Financial, Inc. 2012 Stock Incentive Plan (the “2012 Plan”) effective as of the Company’s 2012 annual meeting in May 2012. The Company presented the 2012 Plan, which includes provisions that are more shareholder friendly than the 2006 Plan, for approval following the second-step conversion. The awards from the 2012 Plan consist of several components to meet objectives to provide a well-balanced perspective on long-term performance. Additionally, the 2006 Plan approved by the Board of Directors and shareholders of the Company no longer had an appropriate level of awards remaining to fulfill the Company’s long-term incentive strategy. The Board of Directors believes that the ability to grant stock options, stock awards, stock appreciation rights and/or performance awards is an important component of the Company’s overall compensation philosophy. In order to attract, retain and motivate qualified employees and Board members, the Board believes the Company must offer market competitive, long-term compensation opportunities. The Board believes that the availability of stock-based benefits is a key component in this strategy and that this strategy also furthers the objective of aligning the interests of Management and Company shareholders.

The following table sets forth certain information with respect to the value of all unexercised options and unvested stock awards previously awarded to each Named Executive Officer as of December 31, 2013.

Outstanding Equity Awards at Fiscal Year-End

	Option Awards							Stock Awards
Name	Grant Date		Number of Securities Underlying Unexercised Options Exercisable Options (#)	Number of Securities Underlying Unexercised Options(2) Unexercisable (#)	Equity Incentive Plan Awards Number of Securities Underlying Unearned Options (#)	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested(3) (#)	Market Value of Shares or Units of Stock That Have Not Vested(4) ($)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)	Equity Incentive Plan Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)
William H.W. Crawford, IV	6/21/13	(1)	15,529	49,855	—	13.25	6/21/23	3,368	47,859	4,490	63,803
	6/21/12		113,494	126,044	—	10.99	6/21/22	35,931	510,580	23,954	340,386
	3/15/11		26,811	17,874	—	10.54	3/15/21	2,466	35,042	—	—
Eric R. Newell	6/21/13	(1)	4,208	13,510	—	13.25	6/21/23	912	12,960	1,216	17,279
	6/21/12		32,573	36,175	—	10.99	6/21/22	7,101	100,905	4,734	67,270
Marino J. Santarelli	6/21/13	(1)	6,394	20,528	—	13.25	6/21/23	1,387	19,709	1,358	26,274
	6/21/12		40,789	45,299	—	10.99	6/21/22	8,892	126,355	5,928	84,237
	8/5/11		13,356	8,904	—	9.71	8/5/21	1,802	25,606	—	—
Scott C. Bechtle	6/21/13	(1)	4,698	15,082	—	13.25	6/21/23	1,019	14,480	1,358	19,297
	6/21/12		40,789	45,299	—	10.99	6/21/22	8,892	126,355	5,928	84,237
	6/1/11		7,258	4,838	—	9.41	6/1/21	—	—	—	—
Brandon C. Lorey	6/21/13	(1)	4,698	15,082	—	13.25	6/21/23	1,019	14,480	1,358	19,297
	2/11/13		14,881	44,642	—	12.87	2/11/23	5,828	82,816	—	—
John T. Lund	6/21/13	(1)	4,502	14,454	—	13.25	6/21/23	976	13,869	1,301	18,487
	6/21/12		34,893	38,751	—	10.99	6/21/22	7,606	108,081	5,071	72,059
	9/2/11		9,413	6,276	—	9.50	9/2/21	1,238	17,592	—	—
	11/15/10		5,581	1,395	—	7.42	11/15/20	455	6,466	—	—
	3/16/09		9,479	—	—	6.09	3/16/19	—	—	—	—

(1)	Options granted in 2013 from the 2006 Stock Incentive Award Plan and the 2012 Stock Incentive Plan, respectively, are as follows: Mr. Crawford, 16,346 and 49,038; Mr. Newell, 4,429 and 13,289; M r. Santarelli, 6,730 and 20,192; Mr. Bechtle, 4,945 and 14,835; and Mr. Lorey, 4,945 and 74,358, and Mr. Lund, 4,739 and 14,217.
(2)	Mr. Newell and Mr. Lorey became Named Executive Officers in 2013.
(3)	The options granted on December 13, 2006 vested on December 13, 2008, the options granted on August 14, 2007 vested 20% on each August 14, 2007-2011, the options granted on each February 20, 2008 vested 20% on each February 20, 2008-2012, the options granted on March 16, 2009 vested 20% on each March 16, 2009-2013, the options granted on November 15, 2010 vest 20% on each November 15, 2010-2014, the options granted on March 15, 2011 vest 20% on March 15, 2011 and 20% on each January 3, 2012-2015, the options granted on August 5, 2011 vest 20% on August 5, 2011 and 20% on each July 18, 2012-2015, the options granted on September 2, 2011 vest 20% on each September 2, 2011-2015, the options granted on June 21, 2012 from Rockville’s 2006 Stock Incentive Award Plan vest 20% on each June 21, 2012-2016, and the options granted from Rockville’s 2012 Stock Incentive Plan on June 21, 2012 vest 25% on each June 21, 2012-2015. The options granted on February 11, 2013 vest 25% on each February 11, 2013-2016, the options granted on June 21, 2013 from Rockville’s 2006 Stock Incentive Award Plan vest 20% on each June 21, 2013-2017 and the options granted from Rockville’s 2012 Stock Incentive Plan on June 21, 2013 vest 25% on each June 21, 2013-2016.
(4)	Vesting dates for the stock awards are as follows: The restricted stock awarded on February 20, 2008, 20% on each February 20, 2008-2012, the restricted stock awarded on March 16, 2009, 20% on each March 16, 2009-2013, the restricted stock on November 15, 2010, 20% on each November 15, 2010-2014 , the restricted stock granted on March 15, 2011 vest 20% on March 15, 2011 and 20% on each January 3, 2012-2015, the restricted stock granted on August 5, 2011 vest 20% on August 5, 2011 and 20% on each July 18, 2012-2015, the restricted stock granted on September 2, 2011 vest 20% on each September 2, 2011-2015, the time-vesting restricted stock granted on June 21, 2012 vest 25% on each June 21, 2012-2015, and the performance-vesting restricted stock granted on June 21, 2012 vest 100% on June 30, 2015, the time vesting restricted stock granted on June 21, 2013 vest 25% on each June 21, 2013-2016, and the performance-vesting restricted stock granted on June 21, 2013 vest 100% on June 30, 2016.
(5)	Market values are based on the closing market price of the Company’s stock of $14.21 on December 31, 2013.

The following information sets forth the stock awards vested and stock options exercised by the Named Executive Officers during the fiscal year ended December 31, 2013.

Option Exercises and Stock Vested

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise	Value Realized Upon Exercise ($)	Number of Shares Acquired on Vesting	Value Realized on Vesting ($)(1)
William H.W. Crawford, IV	0	0	20,320	268,895
Eric R. Newell	0	0	3,854	51,066
Marino J. Santarelli	0	0	5,808	77,100
Scott C. Bechtle	0	0	4,784	63,388
Brandon C. Lorey	0	0	2,282	29,498
John T. Lund	0	0	5,657	74,933

(1)	Value reflects the vested shares at the relevant vesting price on January 3, 2013 of $12.97, February 21, 2013 of $12.87, March 15, 2013 of $12.94, June 21, 2013 of $13.25, July 18, 2013 of $13.41, September 2, 2013 of $13.17 and November 15, 2013 of $13.62.

Supplemental Executive Retirement Plan

The Bank has adopted the Supplemental Executive Retirement Plan (the “SERP”) for the purpose of providing designated executives of Rockville Bank with supplemental retirement benefits. Mr. Crawford has been designated by the Committee for participation in the SERP which provides him with a retirement benefit equal to 30% of base salary, less all employer contributions (other than matching contributions) to his accounts under the 401(k) Plan, the Employee Stock Ownership Plan and the Supplemental Savings and Retirement Plan. Mr. Crawford has the opportunity to receive an additional annual contribution equal to 15% of base salary if certain performance criteria are achieved during overlapping three-year performance periods, as established within ninety (90) days of the beginning of each performance period by the Committee.

All other participants in the SERP are entitled to their benefit upon the later of termination of employment or attainment of age 60, subject to the completion of five years of service with the Bank. Benefits under the SERP are payable in monthly installments in the form of a straight life annuity unless the participant has made a lump sum election in accordance with the terms of the SERP. A participant may elect to receive all, none or a specified portion of his or her retirement benefit as a lump sum determined on the basis of the interest rate and mortality assumptions used to calculate benefits under the tax-qualified Retirement Plan. Any such lump sum election must be made prior to the date of the participant’s commencement of participation in the SERP; otherwise, such an election becomes effective only if the participant remains in the employment of the Bank for the full 12 calendar months immediately following the date of the election (except in the case of death or disability) and payment of such lump sum pursuant to such election is not made until the fifth anniversary of the date on which payment would otherwise have been made.

In the event that a participant who has made an election dies or becomes disabled during the 12 calendar month period following the election date, the requirement to remain employed during such 12-month period will be deemed to have been satisfied. Benefits under the SERP are not payable if barred by any action of the Connecticut Banking Commissioner or the Federal Deposit Insurance Corporation. Moreover, benefits are not payable if the participant is in breach of any non-competition or other restrictive covenant agreement in such participant’s employment or change in control agreement or if the participant has been discharged from employment for cause. In the event of a participant’s death, the participant’s spouse will receive a benefit equal to 100% of the benefit that would have been provided from the SERP had the participant retired on the date of death and commenced benefits on the later of the date the participant would have attained age 60 or the date of the participant’s death; provided, however, that in calculating the participant’s benefit, the offset attributable to the participant’s tax-qualified Retirement Plan shall be determined on the basis of the 50% survivor annuity payable to the spouse under the tax-qualified Retirement Plan.

Upon the death of a participant after benefits commence under the SERP, 100% of the benefit that the participant was receiving at the time of death will be continued to his or her spouse; provided, however, that if a participant previously received a lump sum payment of all or a portion of the participant’s retirement benefit, such death benefit to the participant’s surviving spouse shall be proportionately reduced. In the event of the death of a participant who has one or more children who are dependents for federal income tax purposes and whose spouse dies while such child is a dependent, 100% of the benefit payable to the participant or the spouse, as the case may be, shall be continued to such dependent(s) for so long as any child remains a dependent. In 2008, the Compensation Committee amended the SERP to comply with new Section 409A of the Internal Revenue Code and its regulations.

Supplemental Executive Retirement Agreement

Rockville Bank established a Supplemental Executive Retirement Agreement (the “Agreement”) for Mr. Lund to supplement his individual retirement benefits from other sources. After five years of service or termination before five years of service due to disability, the executive is entitled to receive a retirement benefit for twenty years in monthly installment payments. If a termination occurs after five years of service but before the age of 60, the retirement benefit is reduced 5% per year for the period that precedes the individual’s attainment of age 65. However, if a termination occurs before age 60 due to disability, without cause or for good reason, the full benefit will be provided later, upon the individual’s attainment of age 60. Termination upon change in control or death will provide full benefit regardless of a service period immediately following the event.

Pension Benefits

The following table provides information regarding the retirement benefits for the NEOs under the Company’s tax-qualified defined benefit and supplemental executive retirement plans, namely the Supplemental Executive Retirement Plan and Supplemental Executive Retirement Agreement, described below.

Name	Number of Years Credited Service	Present Value of Accumulated Benefit($)	Payments During Last Fiscal Year($)

William H. W. Crawford, IV(1)	3.00	193,881	0
Supplemental Executive Retirement Plan (Defined Contribution)
Eric R. Newell(2)	0	0	0
Marino J. Santarelli(2)	0	0	0
Scott C. Bechtle(2)	0	0	0
Brandon C. Lorey(2)	0	0	0
John T. Lund
Supplemental Executive Retirement Agreement (Flat $ Benefit)	5.08	174,882	0

(1)	Participant is not yet vested in the benefit under this plan.
(2)	Currently not participating in such a plan described above.

Non-Qualified Deferred Compensation

Rockville maintains one non-qualified defined contribution plan, the Supplemental Savings and Retirement Plan.

The Bank adopted the Supplemental Savings and Retirement Plan, which was implemented in connection with the reorganization and offering that took place in 2005. This plan provides restorative payments to executives designated by the Compensation Committee who are prevented by federal law from receiving the full benefits contemplated by the tax-qualified Retirement Plan, 401(k) Plan and Employee Stock Ownership Plan. All NEOs participate in the plan. The restorative payments under the plan consist of cash payments in lieu of shares that cannot be allocated to the participant’s account under the Employee Stock Ownership Plan, deferrals and payments for employer safe harbor or matching contributions that cannot be made under the 401(k) Plan due to the legal limitations imposed on the 401(k) Plan and payments for benefits that cannot be paid under the Retirement Plan due to legal limitations imposed on benefits payable from the Retirement Plan.

The following table provides information in respect to each defined contribution or other plan that provides for the deferral of compensation on a basis that is not tax qualified.

Name	Executive Contributions in Last FY($)	Registrant Contributions in Last FY($)(1)	Aggregate Earnings in Last FY($) (2)	Aggregate Withdrawals / Distributions($)	Aggregate Balance at Last FYE($)
William H.W. Crawford, IV	0	53,800	18,302	0	177,147
Eric R. Newell	0	7,720	2,311	0	10,031
Marino J. Santarelli	0	17,852	1,024	0	31,154
Scott C. Bechtle	0	14,045	296	0	18,699
Brandon C. Lorey	0	2,127	(17)	0	2,110
John T. Lund	0	9,999	3,396	0	22,716

(1)	2013 deferred compensation match on current year deferrals.
(2)	2013 deferred compensation interest accrued on all deferrals.

Potential Payments Upon Termination or Change in Control

The Bank and the Company have employment agreements with Named Executive Officers Messrs. Crawford, Newell, Santarelli, Bechtle, Lorey and Lund. All of these contracts, with the exception of the contract with Mr. Crawford, CEO, reflect a term of one year and may be extended on an annual basis upon written notice provided by the Compensation Committee. The contracts with the NEOs have been extended to December 31, 2014. The contract with Mr. Crawford, CEO had an initial three year term ending on April 30, 2017, which may be extended annually upon written notice from the Compensation Committee.

Under specified circumstances including change in control, termination for reasons other than cause or resignation due to good reason, the employment agreements provide for certain additional payments. However, the Named Executive Officer’s employment may be terminated for cause without incurring any continuing obligations.

Payments and Benefits upon any Termination

Executive officers are entitled to receive earned and unpaid compensation upon any termination of employment. In addition, all unvested stock awards and all unvested stock options held by the Named Executive Officers will be forfeited upon termination of employment, except death, disability, retirement and change-in-control.

Death

The Named Executive Officer’s survivor is entitled to receive earned and unpaid compensation upon the death of the Named Executive Officer and all unvested stock awards and all unvested stock options held by the Named Executive Officer granted from the 2006 Plan will be accelerated and the beneficiary can exercise the options at any time within five years from the termination (but not after the expiration date of the option). All unvested stock awards and all unvested stock options held by the Named Executive Officer granted from the 2012 Plan will be accelerated and the beneficiary can exercise the options at any time within one year from the termination (but not after the expiration date of the option). In addition, the health care benefit will be provided for the maximum COBRA continuation period available to Executive’s surviving spouse and eligible dependents, if any.

Disability

The Named Executive Officer is entitled to receive earned and unpaid compensation upon the separation from service due to disability of the Named Executive Officer and all unvested stock awards and all unvested stock options held by the Named Executive Officer granted from the 2006 Plan will be accelerated and the beneficiary can exercise the options at any time within five years from the termination (but not after the expiration date of the option). All unvested stock awards and all unvested stock options held by the Named Executive Officer granted from the 2012 Plan will be accelerated and the beneficiary can exercise the options at any time within one year from the termination (but not after the expiration date of the option). In addition, the health care benefit, long-term disability and group-term life insurance will be continued until the Named Executive Officer is eligible for Medicare.

Retirement

The Named Executive Officer is entitled to receive earned and unpaid compensation upon the retirement of the Named Executive Officer. The vesting of all unvested stock awards and all unvested stock options held by the Named Executive Officer granted pursuant to the 2006 Plan will be accelerated and the Named Executive Officer can exercise the options at any time within five years from the termination (but not after the expiration date of the option). The vesting of all unvested stock awards and all unvested stock options held by the Named Executive Officer granted pursuant to the 2012 Plan will vest according to the original grant agreement terms; the 2012 Plan does not have an accelerated vesting upon retirement provision. However, with regard to the stock options granted pursuant to the 2012 Plan all such options shall be exercisable on the earlier of the exercise period or prior to three years from the date of vesting with respect to unvested stock options, or within three years of retirement for vested stock options. In addition, the health care benefit will be continued until the Named Executive Officer is eligible for Medicare.

Voluntary Termination or Involuntary Termination for Cause

A Named Executive Officer who voluntarily terminates employment or whose employment is terminated by the Company due to cause is not entitled to any additional benefits.

Involuntary Termination Without Cause or Voluntary Termination for Good Reason

Involuntary Termination Without Cause, the CEO is entitled to:

•

A lump sum payment equal to three times the sum of his base salary immediately prior to termination if his employment is terminated before the third-year anniversary of the effective date of his employment agreement (two and one-half times if his employment is terminated between the third-year anniversary and fourth-year anniversary and two and one-quarter times if his employment is terminated at or following the fourth-year anniversary), plus his annual target incentive compensation payable in cash for the year of termination.

•	A lump sum payment equal to the pro-rata portion of the CEO’s annual target cash incentive compensation for the year of termination.

•

A lump sum payment equal on an after-tax basis to the present value of the total cost of the medical coverage under the Health Plan that would have been incurred by both the Named Executive Officer and the Company for the period of one and a half years.

•	A lump sum payment equal on an after-tax basis to the cost of continuing coverage under the Company’s group long-term disability and group life insurance policies for three years.

•	Acceleration of unvested stock options and restricted stock.

Voluntary Termination for Good Reason, the CEO is entitled to:

•

A lump sum payment equal to three times the sum of his base salary immediately prior to termination if his employment is terminated before the third-year anniversary of the effective date of his employment agreement (two and one-half times if his employment is terminated between the third-year anniversary and fourth-year anniversary and two and one-quarter times if his employment is terminated at or following the fourth-year anniversary), plus his annual target incentive compensation payable in cash for the year of termination.

•	A lump sum payment equal to the pro-rata portion of the CEO’s annual target cash incentive compensation for the year of termination.

•

A lump sum payment equal on an after-tax basis to the present value of the total cost of the medical coverage under the Health Plan that would have been incurred by both the Named Executive Officer and the Company for the period of one and a half years.

•	A lump sum payment equal on an after-tax basis to the cost of continuing coverage under the Company’s group long-term disability and group life insurance policies for one and a half years.

•	Acceleration of unvested stock options and restricted stock.

The Named Executive Officer (with the exception of the CEO) is entitled to:

•

One and a half times the sum of the Named Executive Officer’s Base Salary immediately prior to termination plus an amount equal to the greater of the Named Executive Officer’s annual target incentive compensation for the year of termination or the Named Executive Officer’s annual incentive compensation received for the latest year preceding the year of termination.

•	A lump sum payment equal to the pro-rata portion of the Named Executive Officer’s annual target incentive compensation for the year of termination.

•

A lump sum payment equal on an after-tax basis to the present value of the total cost of the medical coverage under the Health Plan that would have been incurred by both the Named Executive Officer and the Bank for the period of three years.

•	A lump sum payment equal on an after-tax basis to the cost of continuing coverage under the Bank’s group long-term disability and group life insurance policies for three years.

•	Acceleration of unvested stock options and restricted stock.

Termination Without Cause or Voluntary Resignation for Good Reason Within Two Years after Change-in-Control

Upon termination without cause or voluntary resignation for good reason within two years after a change in control, the Named Executive Office is entitled to the following benefits:

•

A lump sum payment equal to three times the sum of the Named Executive Officer’s base salary immediately prior to termination, plus an amount equal to the greater of the portion of the Named Executive Officer’s annual target incentive compensation payable in cash for the year of termination or the portion of the Named Executive Officer’s annual incentive compensation received in cash for the latest year preceding the year of termination. For the CEO, it is three times the sum of his base salary immediately prior to termination if his employment is terminated before the third-year anniversary of the effective date of his employment agreement (two and one-half times if his employment is terminated between the third-year anniversary and fourth-year anniversary and two and one-quarter times if his employment is terminated at or following the fourth-year anniversary), plus his annual target incentive compensation payable in cash for the year of termination.

•	A lump sum payment equal to the pro-rata portion of the Named Executive Officer’s annual target incentive compensation for the year of termination.

•	Acceleration of unvested stock options and restricted stock.

•

A lump sum payment equal on an after-tax basis to the present value of the total cost of the medical coverage under the Company’s health plan that would have been incurred by both the Named Executive Officer and the Bank for three years, provided that the Named Executive Officer is not eligible for retiree benefits under the Bank’s health plan or Medicare, and provided further that the Named Executive Officer is in compliance with the non-solicitation, confidentiality and non-disparagement provisions in the Named Executive Officer’s employment agreement.

•

A lump sum payment equal on an after-tax basis to the cost of continuing coverage under the Bank’s group long-term disability and group life insurance policies for three years, provided the Named Executive Officer is in compliance with the non-solicitation, confidentiality and non-disparagement provisions in the Named Executive Officer’s employment agreement.

The above benefits, if any, due under the employment agreements with the Company’s Named Executive Officers are payable in the payroll period following the payroll period in which termination of employment occurs. However, any change in control benefits that are subject to Section 409A of the Code will be delayed six months following the date of termination if the Named Executive Officer is a “key employee” under applicable regulations. If payments are delayed for such six-month period, the Named Executive Officer is entitled to interest on the delayed payment at the six-month CMT Treasury Bill annualized yield rate as published by the U.S. Treasury on the date such payment would have been made but for the delay.

If payments and benefits payable to the Named Executive Officers under the employment agreements, together with other payments and benefits they may have the right to receive on account of a change in control, would exceed the maximum limit imposed on the total of such payments by Section 280G of the Code (without triggering the excise tax imposed under Section 4999 of the Code), then the employment agreements provide that the payments to the Named Executive Officers will be reduced to the maximum amount that will not exceed that limit, provided that the net after-tax proceeds to the Named Executive Officer is not thereby decreased. Specifically, if the payments and benefits payable in connection with a change in control would be subject to the excise tax under Section 4999 of the Code, the Named Executive Officer will receive either (a) the payment reduced to the maximum amount that will not result in any excise tax under Code Section 4999 being triggered; or (b) the full payment, in which case, the Named Executive Officer will be responsible for paying the excise tax, but only if this alternative leaves the Named Executive Officer in a better after-tax position.

The tables below reflect the compensation and benefits that would be due to each of the Named Executive Officers, following or in connection with any termination of employment. The amounts shown assume that each termination of employment was effective as of December 31, 2013, and the fair market value of the Company’s common stock was $14.21, the closing price of common stock on the NASDAQ Global Select Market on that date. The amounts shown in the table are estimates of the amounts which would be paid upon termination of employment. Actual amounts to be paid can only be determined at the time of the termination of employment.

The following table describes the potential payments based upon a hypothetical termination or a change in control of the Company on December 31, 2013 for William H.W. Crawford, IV. Column (d) assumes an involuntary termination of the executive in mid-year as opposed to the mere expiration of the term of his employment agreement, for which termination payments would be substantially less:

Executive benefits and Payments Upon Termination (a)	Voluntary Termination for Good Reason $ (b)	Normal Retirement $ (c)	Involuntary Not For Cause Termination $ (d)	For Cause Termination $ (e)	Involuntary or Good Reason Termination within 2 Years of a CIC $ (f)	Death $ (g)	Disability $ (h)

Compensation:

Base Compensation	$1,713,600	0	$2,284,800	0	$2,466,870	0	0

Pro-rata Short-Term Incentive	285,600	0	285,600	0	285,600	346,290	346,290

Stock Option Unvested and Accelerated	519,320	0	519,320	0	519,320	519,320	519,320
Restricted Stock Unvested and Accelerated	997,670	0	997,670	0	997,670	997,670	997,670
Benefits and Perquisites:
Health and Welfare Benefit Continuation(1)	48,771	0	50,306	0	95,835	93,320	688,420
Supplemental Executive Retirement Agreement(2) Acceleration	0	0	1,621,831	0	1,621,831	193,831	193,831

280G Tax & Scale Back	0	0	0	0	0	0	0

Total:	3,564,961	0	5,759,527	0	5,987,126	2,150,431	2,745,531

(1)	Includes postretirement health care, postretirement life insurance, health care continuation for eligible non-spouse dependent only, group term life benefit and long-term disability benefit.
(2)	Participant is not yet vested in the benefit under this plan.

The following table describes the potential payments based upon a hypothetical termination or a change in control of the Company on December 31, 2013 for Eric R. Newell. Column (d) assumes an involuntary termination of the executive in mid-year as opposed to the mere expiration of the term of his one year employment agreement, for which termination payments would be substantially less:

Executive benefits and Payments Upon Termination (a)	Voluntary Termination $ (b)	Normal Retirement $ (c)	Involuntary Not For Cause Termination $ (d)	For Cause Termination $ (e)	Involuntary or Good Reason Termination within 2 Years of a CIC $ (f)	Death $ (g)	Disability $ (h)

Compensation:

Base Compensation	0	0	$451,500	0	$1,020,390	0	0

Pro-rata Short-Term Incentive	0	0	86,000	0	86,000	125,130	125,130

Stock Option Unvested and Accelerated	0	0	129,453	0	129,453	129,453	129,453
Restricted Stock Unvested and Accelerated	0	0	198,414	0	198,414	198,414	198,414
Benefits and Perquisites:
Health and Welfare Benefit Continuation(1)	0	0	72,150	0	72,150	30,497	928,426

280G Tax & Scale Back	0	0	0	0	0	0	0

Total:	0	0	937,517	0	1,506,407	483,494	1,381,423

(1)	Includes postretirement health care, postretirement life insurance, group term life benefit and long-term disability benefit.

The following table describes the potential payments based upon a hypothetical termination or a change in control of the Company on December 31, 2013 for Marino J. Santarelli. Column (d) assumes an involuntary termination of the executive in mid-year as opposed to the mere expiration of the term of his one year employment agreement, for which termination payments would be substantially less:

Executive benefits and Payments Upon Termination (a)	Voluntary Termination $ (b)	Retirement(2) $ (c)	Involuntary Not For Cause Termination $ (d)	For Cause Termination $ (e)	Involuntary or Good Reason Termination within 2 Years of a CIC $ (f)	Death $ (g)	Disability $ (h)

Compensation:

Base Compensation	0	0	588,000	0	1,328,880	0	0

Pro-rata Short-Term Incentive	162,960	162,960	112,000	0	112,000	162,960	162,960

Stock Option Unvested and Accelerated	0	0	205,638	0	205,638	205,638	205,638
Restricted Stock Unvested and Accelerated	0	0	282,181	0	282,181	282,181	282,181
Benefits and Perquisites:
Health and Welfare Benefit Continuation(1)	140,484	140,484	100,137	0	100,137	93,320	149,210

280G Tax & Scale Back	0	0	0	0	0	0	0

Total:	303,444	303,444	1,287,956	0	2,028,836	744,099	799,989

(1)	Includes health care continuation, group term life benefit and long-term disability benefit. The value represents three years continuation of benefits grossed up for tax. For voluntary termination or disability, benefit is assumed to continue until the participant is eligible for Medicare and for his spouse until the expiration of her COBRA continuation period.
(2)	Participant is retirement eligible age.

The following table describes the potential payments based upon a hypothetical termination or a change in control of the Company on December 31, 2013 for Scott C. Bechtle. Column (d) assumes an involuntary termination of the executive in mid-year as opposed to the mere expiration of the term of his one year employment agreement, for which termination payments would be substantially less:

Executive benefits and Payments Upon Termination (a)	Voluntary Termination $ (b)	Retirement(2) $ (c)	Involuntary Not For Cause Termination $ (d)	For Cause Termination $ (e)	Involuntary or Good Reason Termination within 2 Years of a CIC $ (f)	Death $ (g)	Disability $ (h)

Compensation:

Base Compensation	0	0	504,000	0	1,139,040	0	0

Pro-rata Short-Term Incentive	139,680	139,680	96,000	0	96,000	139,680	139,680

Stock Option Unvested and Accelerated	0	0	183,567	0	183,567	183,567	183,567
Restricted Stock Unvested and Accelerated	0	0	244,369	0	244,369	244,369	244,369
Benefits and Perquisites:
Health and Welfare Benefit Continuation (1)	90,996	90,996	73,898	0	73,898	30,497	96,995
280G Tax & Scale Back	0	0	0	0	0	0	0

Total:	230,676	230,676	1,101,834	0	1,736,874	598,113	664,611

(1)	Includes health care continuation, group term life benefit and long-term disability benefit. The value represents three years continuation of benefits grossed up for tax. For disability, benefit is assumed to continue until the participant is eligible for Medicare.
(2)	Participant is retirement eligible age.

The following table describes the potential payments based upon a hypothetical termination or a change in control of the Company on December 31, 2013 for Brandon C. Lorey. Column (d) assumes an involuntary termination of the executive in mid-year as opposed to the mere expiration of the term of his one year employment agreement, for which termination payments would be substantially less:

Executive benefits and Payments Upon Termination (a)	Voluntary Termination $ (b)	Normal Retirement $ (c)	Involuntary Not For Cause Termination $ (d)	For Cause Termination $ (e)	Involuntary or Good Reason Termination within 2 Years of a CIC $ (f)	Death $ (g)	Disability $ (h)

Compensation:

Base Compensation	0	0	504,000	0	1,139,040	0	0

Short-Term Incentive	0	0	96,000	0	96,000	139,680	139,680

Stock Option Unvested and Accelerated	0	0	74,300	0	74,300	74,300	74,300
Restricted Stock Unvested and Accelerated	0	0	116,593	0	116,593	116,593	116,593
Benefits and Perquisites:
Health and Welfare Benefit Continuation (1)	0	0	97,025	0	97,025	93,320	691,529
280G Tax & Scale Back	0	0	0	0	0	0	0

Total:	0	0	887,918	0	1,522,958	423,893	1,022,102

(1)	Includes health care continuation, group term life benefit and long-term disability benefit. The value represents three years continuation of benefits grossed up for tax. For disability, benefit is assumed to continue until the participant is eligible for Medicare.

The following table describes the potential payments based upon a hypothetical termination or a change in control of the Company on December 31, 2013 for John T. Lund. Column (d) assumes an involuntary termination of the executive in mid-year as opposed to the mere expiration of the term of his one year employment agreement, for which termination payments would be substantially less:

Executive benefits and Payments Upon Termination (a)	Voluntary Termination $ (b)	Normal Retirement $ (c)	Involuntary Not For Cause Termination $ (d)	For Cause Termination $ (e)	Involuntary or Good Reason Termination within 2 Years of a CIC $ (f)	Death $ (g)	Disability $ (h)

Compensation:

Base Compensation	0	0	$483,000	0	$1,039,200	0	0

Pro-rata Short-Term Incentive	0	0	92,000	0	92,000	116,400	116,400

Stock Option Unvested and Accelerated	0	0	177,690	0	177,690	177,690	177,690
Restricted Stock Unvested and Accelerated	0	0	236,554	0	236,554	236,554	236,554
Benefits and Perquisites:
Health and Welfare Benefit Continuation(1)	0	0	96,845	0	96,845	90,892	827,515
Supplemental Executive Retirement Agreement(2) Acceleration	0	0	220,028	0	458,801	458,801	220,028
280G Tax & Scale Back	0	0	0	0	0	0	0

Total:	0	0	1,306,117	0	2,101,090	1,080,337	1,578,187

(1)	Includes postretirement health care, postretirement life insurance, group term life benefit and long-term disability benefit.
(2)	Participant is not yet vested in the benefit under this plan.

Director Compensation

Director Fees

The Compensation Committee reviews the Board compensation regularly to ensure it is appropriate, competitive and effective. In 2013, the Committee decided not to increase the annual Board fees.

In 2013, each non-employee Director received an annual retainer of $15,000, and $950 for each Board meeting and $850 for each Committee meeting that he or she attended. In addition to the above fees, the Chairman of the Board received an annual retainer of $60,000, and the Vice Chairman of the Board, the Audit Committee Chairman, the Compensation Committee Chairman, the Governance Committee Chairman, the Lending Committee Chairman and the Asset/Liability Committee Chairman received annual retainers of $11,400. During 2013, the Vice Chairman of the Board also served as the Governance Committee Chairman and the Lending Committee Chairman; however the Company compensated the incumbent for one “special” committee retainer at the full remuneration of $11,400 and one at half that rate at $5,700. The Company paid fees totaling $555,875 to non-employee Directors during the fiscal year ended December 31, 2013. Directors are not paid separately for their services on the Board of both the Company and the Bank.

On June 21, 2013, each non-employee Director received 1,698 shares of restricted stock from the Rockville Financial, Inc. 2012 Stock Incentive Plan. The restricted stock granted will vest 100% on the first anniversary of the grant date.

The following table details the compensation paid to each of our non-employee Directors in 2013.

Name	Fees Earned or Paid in Cash ($)	Stock Awards (2) ($)	Option Awards (3) ($)	Non-Equity Incentive Plan Compensation ($)	Change in Pension Value and Nonqualified Deferred Compensation Earnings ($)	All Other Compensation ($)		Total ($)
Michael A. Bars	65,725	22,499	0	0	0	0		88,224
C. Perry Chilberg	50,850	22,499	0	0	0	0		73,349
David A. Engelson	44,900	22,499	0	0	0	0		67,399
Joseph F. Jeamel	54,600	22,499	0	0	0	35,000	(4)	112,099
Raymond H. Lefurge, Jr.	115,100	22,499	0	0	0	0		137,599
Kristen A. Johnson	58,425	22,499	0	0	0	0		80,924
Stuart E. Magdefrau	61,825	22,499	0	0	0	0		84,324
William J. McGurk(1)	18,150	0	0	0	0	34,000	(4)	52,150
Rosemarie Novello Papa	41,925	22,499	0	0	0	0		64,424
Richard M. Tkacz	44,375	22,499	0	0	0	0		66,874

(1)	Mr. McGurk completed his service on the Board as of the Company’s Annual Meeting in May of 2013.
(2)	As of December 31, 2013, Directors have the following unvested restricted stock shares; Bars – 1,698 shares; Chilberg – 1,698 shares; Engelson – 1,698 shares; Jeamel – 1,698 shares; Johnson – 1,698 shares; Lefurge – 1,698 shares; Magdefrau – 1,698 shares; Papa – 1,698 shares; and Tkacz – 1,698 shares. Mr. McGurk did not have any unvested shares as of December 31, 2013.
(3)	As of December 31, 2013, Directors have the following unvested stock options; Bars – 2,272 options; Chilberg – 2,272 options; Engelson – 2,272 options; Jeamel – 2,575 options; Johnson – 2,272 options; Lefurge – 2,272 options; Magdefrau – 2,272 options; Papa – 2,272 options; and Tkacz – 2,272 options. Mr. McGurk did not have any unvested stock options as of December 31, 2013.
Mr. Jeamel and Mr. McGurk earned consulting fee income during the year 2013.

Effective upon the closing of the Merger, the non-employee members of the Boards of Directors of the Company and the Bank became entitled to the following compensation:

Type of Compensation	Amount
Annual Cash Retainer	$25,000	*
Annual Equity Grant Retainer	$25,000	*
Annual Chairman of the Board Retainer	$60,000	**
Annual Vice Chairman of the Board Retainer	$36,000	**
Annual Committee Chair Retainer	$11,400	***
Annual Retainer for Non-Chair Director of the Company	$6,840	+
Board Fee Per Meeting	$1,000	++
Committee Fee Per Meeting	$850	++

*	Represents an aggregate amount payable for service on either or both of the Boards of Directors.
**	The same person serves in this position for the Company and the Bank, and this amount represents an aggregate fee for such service.
***	Applies to the Chair of a Committee of the Company or the Bank. A Chair of the same Committee of the Company and the Bank will receive this amount in the aggregate for such service.
+	Applies to members of the Board of Directors of the Company who do not serve as Chair of a Committee of the Company or the Bank.
++	A joint meeting of the Company and the Bank would be considered one meeting for purposes of the fee.

Deferred Compensation Plan

The Bank maintains the Rockville Bank Non-Qualified Deferred Compensation Plan for Directors, a non-qualified plan that permits Directors to defer all or part of their total fees for a plan year in 25% increments. The participants in the Non-Qualified Deferred Compensation Plan direct the investment of their deferred amounts among several investment funds. Participants elect the method of payment of their deferral accounts either on a date certain or upon termination of their service as a Director. Participants may elect to receive the deferral amounts in a lump sum payment or in consecutive annual installments over a period not to exceed five years. The Bank did not accrue expenses to Directors in connection with this plan during the fiscal year ended December 31, 2013.

Compensation in the form of perquisites and other personal benefits provided by us has been omitted for all individual Directors as the total amount of those perquisites and personal benefits constituted less than $10,000 for 2013 for each.

Certain Relationships and Related Transactions

Federal regulations require that all loans or extensions of credit to executive officers and directors of insured institutions must be made on substantially the same terms, including interest rates and collateral, as those prevailing at the time for comparable transactions with other persons, and must not involve more than the normal risk of repayment or present other unfavorable features. Notwithstanding this rule, federal regulations permit banks like Rockville Bank to make loans to executive officers and directors at reduced interest rates if the loan is made under a benefit program generally available to all Bank employees and does not give preference to any executive officer or director over any other employee. Rockville Bank maintains certain loan programs whereby employees with one year of service or more, including executive officers and directors, may obtain loans with an interest rate discount upon request. From time to time, Rockville Bank also makes loans and extensions of credit, directly and indirectly, to its executive officers and directors that are not part of an employee discount loan program. These loans are made in the ordinary course of business, are made on substantially the same terms, including interest rates and collateral, as those prevailing at the time for comparable loans with persons not related to Rockville Bank, and do not involve more than the normal risk of collectability or present other unfavorable features.

The following information is furnished for outstanding loans made by Rockville Bank to executive officers and directors under the discounted loan programs:

Name	Original Loan Date	Loan Type	Original Note Rate	Current Rate	Largest Aggregate Principal Outstanding During 2013	Principal Balance as of 12/31/13	Interest Paid During 2013

Michael A. Bars	1/28/2013	Fixed Residential	2.25%	2.25% No employee rate reduction requested	$203,000	$187,771	$3,728

David A. Engelson	8/7/2013	Fixed Residential	2.375%	1.875% Rate Modified	$200,000	$195,143	$1,421

Kristen A. Johnson	11/2/2011	Fixed Residential	3.375%	3.375% No employee rate reduction requested	$112,347	$105,389	$3,316

Rosemarie N. Papa	6/29/2009	Fixed Residential	4.750%	3.250% No employee rate reduction requested	$136,981	$115,562	$4,135

Howard Stanton III	3/21/2012	Fixed Residential	3.125%	2.625% Rate Modified	$206,959	$193,897	$4,135

Richard M. Tkacz	2/7/2011	Fixed Residential	4.500%	4.500% No employee rate reduction requested	$142,763	$140,184	$6,372

Richard J. Trachimowicz	9/29/2008	ARM Loan- .50% off Rate Margin	5.375%	2.875% Rate Modified	$276,703	$270,901	$12,461

Independent Directors of Legacy United reported the following aggregate loan balances outstanding at December 31, 2013:

Carol Moore Cutting	$43,587
Carol A. Leary	399,323
Kevin E. Ross	170,724
Robert A. Stewart, Jr.	629,895
Michael F. Werenski	187,692

ELECTION OF DIRECTORS

(Proposal 1)

THE BOARD OF DIRECTORS RECOMMENDS THAT SHAREHOLDERS VOTE FOR THE ELECTION OF WILLIAM H.W. CRAWFORD, IV, MICHAEL F. CROWLEY AND RAYMOND H. LEFURGE, JR. TO SERVE AS DIRECTORS OF THE COMPANY FOR A TERM OF FOUR YEARS, AND UNTIL THEIR RESPECTIVE SUCCESSORS ARE QUALIFIED AND ELECTED.

ADVISORY (NON-BINDING) VOTE ON EXECUTIVE COMPENSATION

(Proposal 2)

As part of our commitment to corporate governance best practices, and as required by the Section 14A(a)(2) of the Securities Exchange Act of 1934, the Company’s Board of Directors is providing shareholders with the opportunity to cast an advisory vote on its compensation program at the Annual Meeting through the following resolution:

“RESOLVED, that the shareholders approve the Company’s executive compensation, as described in the Compensation Discussion and Analysis and the tabular disclosure regarding named executive officer compensation (together with the accompanying narrative disclosure) in this Proxy Statement.”

We believe that our compensation policies and procedures, which are described more fully in the “Compensation Discussion and Analysis” section of this Proxy Statement and in the tables and narrative in the “Executive Compensation” section, are strongly aligned with the long-term interests of shareholders. The Company’s executive compensation philosophy is designed to be attractive, market-based, tied to performance and aligned with shareholders’ interests. We believe the Bank’s objective of remaining community centric, focusing on quality personal service, and expanding its lending activities, banking networks and consumer products, will be enhanced by this strategy. Our compensation programs are designed to consider competitive market data, specific role functions that may be unique to our structure, internal equity and the performance of both the individual and the Company. We believe this approach will help us attract, retain and reward the best employees, fulfill the Company’s growth objectives and promote shareholder value.

This vote will not be binding on or overrule any decisions by the Company’s Board of Directors or Compensation Committee, will not create or imply any additional fiduciary duty on the part of the Board of Directors or the Compensation Committee, and will not restrict or limit the ability of our shareholders to make proposals in the future for inclusion in proxy materials related to executive compensation. The Company’s Compensation Committee and Board of Directors will, however, take into account the outcome of the vote when considering future executive compensation arrangements.

Say-on-Pay Votes

We last submitted our named executive officer compensation to an advisory vote of our shareholders at our 2011 Annual Meeting of Shareholders. In accordance with the stockholder voting results from our 2011 Annual Meeting of Shareholders, our Board of Directors has determined that shareholder advisory votes on named executive officer compensation will occur every three years. The next shareholder advisory vote on the frequency of the advisory vote on executive compensation will be held no later than our 2017 Annual Meeting of Shareholders.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR APPROVAL OF THE COMPANY’S EXECUTIVE COMPENSATION, AS DESCRIBED IN “COMPENSATION DISCUSSION AND ANALYSIS”, AND THE TABULAR DISCLOSURE REGARDING NAMED EXECUTIVE OFFICER COMPENSATION (TOGETHER WITH ACCOMPANYING NARRATIVE DISCLOSURE) IN THIS PROXY STATEMENT.

RATIFICATION OF APPOINTMENT OF INDEPENDENT AUDITORS

(Proposal 3)

The Audit Committee has appointed the firm of Wolf & Company, P.C. to be independent auditors for United for the year ending December 31, 2014, subject to ratification of the appointment by United’s shareholders. Unless otherwise indicated, properly executed proxies will be voted in favor of ratifying the appointment of Wolf & Company, P.C., independent certified public accountants, to audit the books and accounts of United for the year ending December 31, 2014. If United’s shareholders do not ratify the appointment, the Audit Committee will consider a change in auditors for the next year.

Wolf & Company, P.C. has advised United that they are independent accountants with respect to the Company, within the meaning of standards established by the Independence Standards Board and federal securities laws administered by the SEC.

Representatives of Wolf & Company, P.C., the Company’s independent registered public accounting firm for the year ended December 31, 2013, are expected to be present at the Annual Meeting. They will be given an opportunity to make a statement if they desire to do so and will be available to respond to appropriate questions.

THE BOARD OF DIRECTORS RECOMMENDS THAT SHAREHOLDERS VOTE FOR RATIFICATION OF THE APPOINTMENT OF WOLF & COMPANY, P.C. AS UNITED’S INDEPENDENT AUDITORS FOR THE YEAR ENDING DECEMBER 31, 2014.

OTHER BUSINESS

As of the date of this Proxy Statement, the Board of Directors knows of no matters to be brought before the Annual Meeting other than procedural matters incident to the conduct of the Annual Meeting. If further business is properly presented, the proxy holders will vote proxies as determined by a majority of the Board of Directors.

SHAREHOLDER PROPOSALS FOR 2015 ANNUAL MEETING

Pursuant to the proxy solicitation regulations of the SEC, any shareholder proposal intended for inclusion in the Company’s proxy statement and form of proxy relating to the Company’s 2015 Annual Meeting of Shareholders must be received by the Company by a reasonable time before the Company begins to print and send its proxy materials. The Company’s 2015 Annual Meeting of Shareholders is currently scheduled to take place on May 14, 2015. Nothing in this paragraph shall be deemed to require United to include in its proxy statement and form of proxy any shareholder proposal which does not meet the requirements of the SEC in effect at the time.

In addition, the Company’s Bylaws establish procedures with regard to director nominations and other business proposals to be brought before the 2015 Annual Meeting of Shareholders but not included in the Company’s proxy statement or form of proxy for that meeting. Any new business to be taken up at the 2015 Annual Meeting other than at the direction of the Company’s Board of Directors must be stated in writing and filed with the Company’s corporate secretary at least thirty (30) days before the date of the 2015 Annual Meeting, and all business so stated, proposed, and filed will be considered at such Annual Meeting; but no other proposal other than at the direction of the Board of Directors will be acted upon at the Annual Meeting. Any nominations of directors by stockholders of record must be stated in writing and filed with the Company’s corporate secretary at least one hundred (100) days prior to the 2015 Annual

Meeting; provided however, that if fewer than 100 days’ notice of the meeting is given to shareholders, such nomination must be filed with the corporate secretary at least ten (10) business days following the earlier of (1) the date on which notice of such meeting was given to shareholders; or (2) the date on which a public announcement of such meeting was first made. All nominations must comply with the Company’s nomination policy.

ANNUAL REPORTS

Copies of the Company’s 2013 Annual Report to Shareholders, which includes its Annual Report to the SEC on Form 10-K for the year ended December 31, 2013, accompanying this proxy statement are not a part of the proxy solicitation materials. The Annual Report to the SEC accompanying this proxy statement does not include the Form 10-K’s exhibits filed with the SEC. These exhibits are listed in the Form 10-K and can be viewed on the SEC’s website (www.sec.gov) or, upon written request, we will provide any recipient of this proxy statement, free of charge, all exhibits filed at the SEC with the Form 10-K. Requests should be directed to Marliese L. Shaw, Corporate Secretary and Investor Relations, United Financial Bancorp, Inc., 45 Glastonbury Boulevard, Glastonbury, CT 06033.

HOUSEHOLDING OF ANNUAL MEETING MATERIALS

Some banks, brokers and other nominee record holders may be participating in the practice of “householding” proxy statements, annual reports and notices of Internet availability of proxy materials. This means that only one copy of such materials may have been sent to multiple shareholders in your household. We will promptly deliver a separate copy of any such document to you if you write or call us at the following address: Marliese L. Shaw, Corporate Secretary and Investor Relations, United Financial Bancorp, Inc., 45 Glastonbury Boulevard, Glastonbury, CT 06033. Ms. Shaw can also be reached by e-mail at mshaw@rockvillebank.com. You can request a copy of any such document by visiting the 2014 Annual Meeting page of our Internet website at www.unitedfinancialinc.com. If you want to receive separate copies of the annual report, proxy statement or notice of Internet availability of proxy materials in the future, or if you are receiving multiple copies and would like to receive only one copy for your household, you should contact your bank, broker or other nominee record holder, or you may contact us at the above address.

IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS FOR THE SHAREHOLDER MEETING TO BE HELD ON AUGUST 5, 2014.

The proxy statement, the 2013 Annual Report to Shareholders and the form of proxy are available in the “Financial Information - Annual Meeting Materials” portion of the Investor Relations section of the Company’s website (www.unitedfinancialinc.com, click on “Financial Information” and then click on “Annual Meeting Materials”).

The Board of Directors urges each shareholder, whether or not he or she intends to be present at the Annual Meeting, to complete, sign and return the enclosed proxy as promptly as possible.

By Order of the Board of Directors

/s/ Marliese L. Shaw
Marliese L. Shaw Corporate Secretary

z		{
REVOCABLE PROXY UNITED FINANCIAL BANCORP, INC.

ANNUAL MEETING OF SHAREHOLDERS ON

AUGUST 5, 2014

THIS PROXY IS SOLICITED BY THE BOARD OF DIRECTORS.

The undersigned being a shareholder of United Financial Bancorp, Inc. hereby appoints Michael A. Bars, Carol A. Leary and Robert A. Stewart, Jr., or each of them, with full power of substitution in each, as proxies to cast all votes which the undersigned shareholder is entitled to cast at the 2014 Annual Meeting of Shareholders to be held at 10:00 a.m., local time, on August 5, 2014, at Maneeley’s Banquet, Catering & Conference Center, 65 Rye Street, South Windsor, Connecticut 06074, and at any adjournments thereof. The undersigned shareholder hereby revokes any proxy or proxies heretofore given.

IMPORTANT ANNUAL MEETING INFORMATION

IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS FOR THE SHAREHOLDER MEETING TO BE HELD ON AUGUST 5, 2014.

THE PROXY STATEMENT, THE 2013 ANNUAL REPORT TO SHAREHOLDERS AND THE FORM OF PROXY ARE AVAILABLE AT:

www.unitedfinancialinc.com – click Financial Information and Annual Meeting Materials

Mark here if you no longer wish to receive paper annual meeting materials and instead view them online.	☐
Mark here if you plan to attend the meeting.	☐
Mark here for address change.	☐

Comments:

FOLD HERE – PLEASE DO NOT DETACH – PLEASE ACT PROMPTLY PLEASE COMPLETE, DATE, SIGN, AND MAIL THIS PROXY CARD IN THE ENCLOSED POSTAGE-PAID ENVELOPE

☒	PLEASE MARK VOTES AS IN THIS EXAMPLE

1.	Election of three Directors for a four year term:
		For	With- hold
	(01) William H.W. Crawford, IV	☐	☐

	(02) Michael F. Crowley	☐	☐

	(03) Raymond H. Lefurge, Jr.	☐	☐

		For	Against	Abstain
2.	To approve an advisory (non-binding) proposal on the Company’s executive compensation.	☐	☐	☐

		For	Against	Abstain
3.	Ratification of the appointment of Wolf & Company, P.C. as independent auditors of the Company for the year ending December 31, 2014.	☐	☐	☐

4.	To transact such other business as may properly come before the Annual Meeting or any adjournments thereof.

The Board of Directors recommends a vote “FOR” all nominees in Proposal 1 and “FOR” Proposals 2 and 3.

THIS PROXY IS SOLICITED BY THE BOARD OF DIRECTORS.

This proxy will be voted as directed or, if no direction is given, will be voted “FOR” the nominees under Proposal 1, “FOR” the approval of an advisory (non-binding) proposal on the Company’s executive compensation under Proposal 2 and “FOR” the ratification of United Financial Bancorp, Inc.’s appointment independent auditors in Proposal 3; and in accordance with the determination of a majority of the Board of Directors as to any other matters. If the proxy is not marked to withhold authority to vote for the nominees, it will be voted FOR the nominees.

If you receive more than one proxy card, please sign and return all cards in the accompanying envelope. Please check your mailing address as it appears on the Revocable Proxy. If it is inaccurate, please include your correct address above.

Please be sure to date and sign this proxy card in the box below.	Date
Sign above	Co-holder (if any) sign above

When shares are held by joint tenants, both should sign. Executors, administrators, trustees, etc. should give full title as such. If the signer is a corporation, please sign full corporate name by duly authorized officer.

x	6979	y